UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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EQT Corporation

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625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222-3111

Notice of Annual Meeting of Shareholders

To Be Held April 21, 2010

The annual meeting of shareholders of EQT Corporation will be held on Wednesday, April 21, 2010, at 10:30 a.m.  We will be in the EQT Plaza located at 625 Liberty Avenue in Pittsburgh, Pennsylvania.  If you owned common stock of EQT Corporation at the close of business on February 10, 2010, you may vote at this meeting.

At the meeting, we plan to ask you to elect the four directors nominated by the Board to serve for new terms, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, to vote on two shareholder proposals, if properly presented at the annual meeting, and to transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible by following the voting instructions included in this proxy statement.

On behalf of the Board of Directors

KIMBERLY L. SACHSE
Deputy General Counsel
and Corporate Secretary

March 11, 2010

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EQT CORPORATION

625 Liberty Avenue, Suite 1700

Pittsburgh, PA  15222-3111

PROXY STATEMENT

We have elected to furnish our proxy statement and annual report to certain of our shareholders over the Internet pursuant to United States Securities and Exchange Commission rules adopted in 2007.  On or about March 11, 2010, we will mail to certain of our shareholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the “eProxy Notice”).  The eProxy Notice contains instructions on how recipients can elect to receive a printed copy of the proxy statement and annual report.  All other shareholders will receive a printed copy of the proxy statement and annual report, which will be mailed to such shareholders on or about March 11, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

EQT Corporation is soliciting proxies for its 2010 annual meeting of shareholders.  This booklet and proxy card contain information about the items you will vote on at the annual meeting and about the voting process.  We sometimes refer to EQT Corporation in this proxy statement as “EQT,” “EQT Corporation,” the “company,” “we” or “us.”

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the annual meeting if each is properly presented at the meeting:

•                  the election to the Board of the four directors nominated by the Board to serve for new terms (Item No. 1);

•                  the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2010 (Item No. 2);

•                  a shareholder proposal regarding a majority vote standard in director elections (Item No. 3);

•                  a shareholder proposal regarding a sustainability report/climate change disclosure (Item No. 4); and

•                  such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

What are the Board’s voting recommendations on each item?

Your Board of Directors recommends that you vote FOR all director nominees (Item No. 1) and FOR ratification of the independent registered public accounting firm (Item No. 2).  Your Board of Directors recommends that you vote AGAINST the shareholder proposals (Item Nos. 3 and 4).

How do I contact EQT’s Corporate Secretary?

You may contact the company’s Corporate Secretary by sending correspondence to:  625 Liberty Avenue,  Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary.

Who is entitled to vote, and how many votes do I have?

You may vote if you held common stock of EQT Corporation at the close of business on February 10, 2010.  For each item presented for vote, you have one vote for each share you own.  In addition, in the election of directors, you may cumulate votes by multiplying your shares by the number of directors to be elected and casting all of your votes for a single candidate or by distributing them among any two or more candidates.

What if I received an eProxy Notice of Internet Availability of Proxy Materials?

The Securities and Exchange Commission permits us to electronically distribute proxy materials to shareholders.  We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet, instead of mailing the full set of printed proxy materials.  On or about March 11, 2010, we will mail to certain of our shareholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report and how to vote online.  If you received an eProxy Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it.  Instead, the eProxy Notice instructs you how to access and review all of the important information contained in the proxy statement and annual report.  The eProxy Notice also instructs you how you may submit your proxy over the Internet.  If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the eProxy Notice.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with EQT’s transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record” of those shares.  The notice of annual meeting, proxy statement and accompanying materials have been sent directly to you by BNY Mellon Shareowner Services.

If your shares are held in a stock brokerage account or by a bank or other holder of record (including shares held through employee benefit and/or compensation plans), you are considered the “beneficial owner” of shares held in “street name.”  The eProxy Notice or notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record who is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote if I am the shareholder of record?

If you are the shareholder of record, you may vote your shares:

•                  in person by attending the meeting;

•                  by completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                  by following the instructions at the Internet site http://www.proxyvoting.com/eqt; or

•                  by following the instructions for telephone voting after calling 1-866-540-5760.

If the name on the accounts is the same, the shares on your proxy card may represent (i) shares for which you have a certificate; (ii) shares that you hold in book-entry form; and (iii) shares that you have in a dividend reinvestment account of the company’s Dividend Reinvestment and Stock Purchase Plan.  If you vote by proxy, your shares will be voted as indicated in your properly completed unrevoked proxy.  If you do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board of Directors.  If you do not return a proxy card or do not vote by telephone or on the Internet, your shares will not be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to mail back the proxy card.  Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

How do I vote if I am a beneficial holder of shares held in “street name”?

If your broker holds your shares in “street name,” you should receive either an eProxy Notice or a voting instruction card and proxy statement.  Please follow the instructions (including the date by which your voting instructions must be received) on your eProxy Notice or instruction card in order for your shares to be voted.  Except in the case of shares held through the Employee Savings Plan, Employee Savings and Protection Plan, 1999 Long-Term Incentive Plan (the “1999 LTIP”) and 2009 Long-Term Incentive Plan (the “2009 LTIP”, collectively with the 1999 LTIP, the “LTIPs”), you may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.  See the caption “Is my vote important?” below for the right of banks and brokers to vote on routine matters for which they have not received voting instructions.

How do I vote shares held through the Employee Savings Plan or the Employee Savings and Protection Plan?

Individuals holding shares through the Employee Savings Plan or the Employee Savings and Protection Plan will receive separate voting direction cards for those plans.  The trustee of the Employee Savings Plan and the Employee Savings and Protection Plan will vote your shares in accordance with the instructions on your returned direction card.  You may instruct the trustee to vote your shares:

•                                          by completing the direction card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                                          by following the instructions at the Internet site http://www.proxyvoting.com/eqt; or

•                                          by following the instructions for telephone voting after calling 1-866-540-5760.

If you do not return a direction card or if you return a direction card with no instructions, the trustee will vote your shares in proportion to the way other plan participants voted their shares.  Please note that the direction cards have an earlier return date and different mailing instructions than proxy cards.  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to mail back the direction card.

How do I vote restricted shares held through the LTIPs?

Employees holding restricted shares through the 1999 LTIP or 2009 LTIP will receive a separate voting direction card for those plans.  The administrator of the LTIPs will vote your restricted shares in accordance with the instructions on your returned direction card.  You may instruct the administrator to vote your shares by completing the direction card as outlined in the instructions on the card and mailing the card in the envelope provided.

If you return a direction card with no instructions, the administrator will vote your shares as recommended by the Board of Directors.  If you do not return a direction card, your shares will not be voted.

Please note that the direction cards have an earlier return date and different mailing instructions than the proxy cards.  Please review your direction card for the date by which your instructions must be returned in order for your shares to be voted.

How do I vote shares acquired through the Employee Stock Purchase Plans?

Employees holding shares acquired through the 2008 Employee Stock Purchase Plan or its predecessor (the “Employee Stock Purchase Plans”) will receive a separate voting instruction card covering all shares held in their individual account from the plan recordkeeper.  The recordkeeper for the Employee Stock Purchase Plans will vote your shares (a) in accordance with the instructions on your returned voting instruction card or (b) in its discretion on routine proposals such as the ratification of Ernst & Young LLP as independent registered public accounting firm, if you do not return a direction card or if you return a direction card with no instructions.   Please review your instruction card for the date by which your instructions must be received in order for your shares to be voted.

Can I change my vote?

If you are a shareholder of record, you can revoke your proxy before the time of voting at the meeting by:

•                                          voting again by submitting a revised proxy card or by Internet or telephone, as applicable, on a date later than the prior proxy;

•                                          voting in person at the meeting; or

•                                          notifying the Corporate Secretary of EQT in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record.  Except in the case of shares held through the Employee Savings Plan, Employee Savings and Protection Plan, 1999 LTIP or 2009 LTIP, you may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record.

What if I receive more than one proxy and/or voting instruction card?

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account.  We encourage you to have all accounts registered in the same name and address whenever possible.  You can do this by contacting our transfer agent, BNY Mellon Shareowner Services, at P.O. Box 358015, Pittsburgh, PA 15252, at its toll free number (800-589-9026) or on its website at www.melloninvestor.com.  If you receive more than one voting instruction card, please contact the bank or broker holding your shares to determine whether you can consolidate your accounts.

What is householding?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding,” which reduces our printing costs and postage fees.  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our 2009 Annual Report on Form 10-K and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at a household to which we sent only one copy of our 2009 Annual Report on Form 10-K and proxy statement wishes to receive separate documents in the future, he or she may discontinue householding by contacting our transfer agent, BNY Mellon Shareowner Services, at P.O. Box 358015, Pittsburgh, PA 15252, at its toll free number (800-589-9026) or on its website at www.melloninvestor.com.  If you are an eligible shareholder of record receiving multiple copies of our 2009 Annual Report on Form 10-K and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

If a shareholder of record residing at a household to which we sent only one copy of our 2009 Annual Report on Form 10-K and proxy statement wishes to receive an additional copy for this meeting, he or she may contact the Corporate Secretary of EQT Corporation at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 or by phone at 412-553-5891.  The company will promptly deliver, upon request, a separate 2009 Annual Report on Form 10-K and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Is my vote important?

Your vote is very important.  Each share of EQT stock that you own represents one vote.  If you do not vote your shares, you will not have a say in the important issues to be voted on at the annual meeting.  The four nominees receiving the most votes “for” the term of three years to expire in 2013 will be elected as directors for such term.  If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.  In order to pass, each other proposal included in this year’s proxy statement will require the affirmative vote of the holders of a majority of votes cast at the annual meeting.  Many of our shareholders do not vote, so the shareholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of the company.  In addition, banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and shareholder proposals, although they may vote their clients’ shares on the ratification of Ernst & Young LLP as independent registered public accounting firm, which is considered a “routine” proposal.

How will my shares be voted on other matters not included in this proxy statement that may be presented to the meeting?

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the 2010 annual meeting in accordance with the advance notice provision in the company’s by-laws, the Board is not aware of any other proposals for the meeting.  If another proposal is presented, the persons named as proxies will vote your returned proxy in their discretion.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder on February 10, 2010.  Seating is limited and will be offered on a “first come, first served” basis.  If you plan to attend the meeting, you will need an admission ticket, which you can obtain by checking the appropriate box on your proxy card or by writing to the Corporate Secretary of EQT Corporation.  See the caption “How do I contact EQT’s Corporate Secretary?” above.  If a broker holds your shares, you must include proof of your ownership of EQT stock, such as a copy of your brokerage account statement or an omnibus proxy, which you can get from your broker, and we will send you an admission ticket.  Shareholders must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting.  No cameras, recording equipment, large bags or packages will be permitted in the annual meeting.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum.  A quorum is necessary to conduct business at the annual meeting.  You are part of the quorum if you have returned a proxy.  Abstentions, broker non-votes (defined below under “How are the votes counted?”) and votes withheld from director nominees also are counted in determining whether a quorum is present.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.

What is the total number of outstanding shares?

At the close of business on February 10, 2010, the record date for the meeting, EQT Corporation had 130,940,826 shares of common stock outstanding.

How are the votes counted?

Director candidates who receive the highest number of votes cast in each class up for election will be elected.  However, if a nominee receives more votes “withheld” from his or her election than votes “for” such election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.

Approval of each other item requires the affirmative vote of the holders of a majority of the votes cast at the meeting.  For the purpose of the ratification of the appointment of Ernst & Young LLP and approval of the shareholder proposals, abstentions, broker non-votes and the failure to vote are not votes cast, and, accordingly, have no affect on the outcome of such proposals.

A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  See the caption “Is my vote important?” above for the right of banks and brokers to vote on routine matters for which they have not received voting instructions.

Who pays for the solicitation of proxies?

We do.  We are soliciting proxies primarily by use of the mails.  However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means.  To the extent that our directors and officers participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation.  BNY Mellon Shareowner Services assists EQT with the solicitation for a fee of $8,500 plus reasonable out-of-pocket expenses.  EQT also reimburses brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

May I nominate someone to be a director of EQT?

Shareholders may either nominate individuals to serve as directors at the annual meeting of the shareholders or recommend individuals as possible director nominees to the Corporate Governance Committee to consider in its normal course.

If you are a shareholder entitled to vote at an annual meeting, you may present at the meeting the nomination of one or more persons for election as a director of EQT Corporation.  To do this, you must send advance written notice to the Corporate Secretary.  See the caption “How do I contact EQT’s Corporate Secretary?” above.  According to the company’s by-laws, we must receive notice of nominations for the 2011 annual meeting not less than 90 but not more than 120 days before April 21, 2011, the anniversary date of this year’s annual meeting.

In addition, the Board’s Corporate Governance Committee will consider candidates recommended by the company’s shareholders.  If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the company’s slate for the next annual proxy statement.  Shareholders should send their recommendations to the Corporate Governance Committee Chair by addressing the recommendation to EQT’s Corporate Secretary, and the Corporate Secretary must receive any recommendations as far in advance of the annual meeting of shareholders as possible in order to provide sufficient time for the Committee to consider the recommendation.

Any notice or recommendation provided by the nominating shareholder must include an original irrevocable conditional resignation signed by each proposed nominee, as well as certain information about the person or persons nominated and about the nominating shareholder (see the caption “Director Nominations” under “Corporate Governance and Board Matters” for details).  For additional information, contact the Corporate Secretary.

When are shareholder proposals due?

Under the rules of the Securities and Exchange Commission, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2011 annual meeting.  Shareholder proposals must be submitted in writing and must be received by the Corporate Secretary at the address provided previously in this proxy statement by November 11, 2010 for them to be considered for inclusion in the 2011 proxy statement.

Under the company’s by-laws, you may present proposals in person at the 2011 annual meeting if you are a shareholder entitled to vote.  The Corporate Secretary must receive any proposals to be presented, which will not be included in next year’s proxy statement, not less than 90 but not more than 120 days before April 21, 2011, the anniversary date of this year’s annual meeting.  Proposals received outside that time period, including any proposal nominating a person as a director, may not be presented at the annual meeting.

ITEM NO. 1 – ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors of EQT Corporation currently has eleven members, who are divided into three classes.  The classes are as equal in number as is possible depending on the total number of directors at any time.  Generally, directors are elected for three-year terms.  Each director’s term expires upon the earlier of the end of such term or the annual meeting following such director’s seventy-fourth birthday.  The classes are arranged so that the terms of the directors in each class expire at successive annual meetings.  This means that the shareholders elect approximately one-third of the members of the Board of Directors annually.  With respect to directors elected by the Board, it has been the company’s practice to put those directors up for election at the next annual meeting of shareholders.  The terms of four directors expire at this annual meeting.  All four of those directors, Vicky A. Bailey, Murry S. Gerber, George L. Miles, Jr. and James W. Whalen will stand for election at the annual meeting.

The persons named as proxies will vote for the nominees named, unless you withhold authority to vote for any one or more of them.  The votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees, unless otherwise indicated on your proxy card.  The effect of this discretionary authority may be to offset the effect of your having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate votes of shareholders who have not withheld authority to vote for those nominees.  The four nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve.  In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, then the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors.  The four individuals who receive the largest number of votes cast for the term of three years to expire in 2013 will be elected directors for such term.

In addition, under the company’s majority voting by-law, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election.  If this occurs, the Board of Directors will decide whether to accept the tendered resignation not later than 90 days after the certification of the election.  Any determination by the Board shall be made without the participation of any nominee whose resignation is under consideration with respect to the election.  The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

As previously announced, Mr. Gerber intends to step aside from his duties as Chief Executive Officer following the company’s annual meeting of shareholders on April 21, 2010.  Mr. Gerber will remain employed with the company as Executive Chairman through the company’s 2011 annual meeting of shareholders.  Pursuant to the company’s by-laws, Mr. Gerber has submitted an irrevocable conditional resignation to be effective upon the termination of his employment as an officer of the company.  When this occurs, the Board of Directors will decide whether to accept the tendered resignation.  Any determination by the Board shall be made without the participation of Mr. Gerber.

Finally, the company’s corporate governance guidelines provide that directors who change employment following election to the Board should volunteer to resign from the Board.  Mr. Miles recently volunteered to resign from the Board in connection with his announcement that he intends to retire from his position as President and Chief Executive Officer of WQED Multimedia in September 2010.  In recognition of Mr. Miles’ outstanding service and commitment to the company, the Board declined to accept Mr. Miles’ offer to resign.

The Board of Directors recommends a vote FOR all nominees for the Board of Directors.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2013

VICKY A. BAILEY	Age 57	Director since June 2004

President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005; Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006; Partner, Johnston & Associates, LLC (consulting firm), March 2004 through October 2005; Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy, June 2001 through February 2004.  Also a current director of Cheniere Energy, Inc.

Member of the Audit Committee.

Ms. Bailey has significant regulatory and senior management experience in the company’s industry.  Ms. Bailey’s prior service as a commissioner of the Federal Energy Regulatory Commission (“FERC”) (May 1993 to January 2000) and as the president of PSI Energy, Inc., a regulated utility (February 2000 to May 2001) enables her to provide valuable insights into issues facing the company’s regulated natural gas distribution and transmission businesses.

MURRY S. GERBER	Age 57	Director since May 1998

Chairman and Chief Executive Officer, EQT Corporation, since May 2000; Chief Executive Officer and President, EQT Corporation, June 1998 through February 2007.  Also a current director of BlackRock, Inc.

Member of the Executive Committee.

Mr. Gerber has extensive senior management experience in the energy industry.  Prior to joining the company, Mr. Gerber served as chief executive officer of Coral Energy, L.P. (now part of Shell Trading), one of North America’s largest energy marketers (November 1995 to May 1998).  Prior to that he held both financial and technical management positions with Shell Oil Company (1978 to November 1995).  Mr. Gerber’s strong industry experience, along with understanding of the company’s business operations, enables him to provide unique perspectives on most issues facing the company.

GEORGE L. MILES, JR.	Age 68	Director since July 2000

President and Chief Executive Officer, WQED Multimedia (multimedia company), since 1994.  Also a current director of WESCO International, Inc., Harley-Davidson, Inc., American International Group, Inc. and HFF, Inc.  Also served as a director of WestwoodOne, Inc. within the past five years.

Chair of the Corporate Governance Committee and member of the Executive Committee.

Mr. Miles has significant senior management and financial experience, having served as president and chief executive officer of a multimedia company since 1994.  Mr. Miles also has substantial board of director experience, having served as a member of the board of directors of a number of public companies throughout his career.  Finally, Mr. Miles has strong ties to Pennsylvania, the company’s corporate headquarters and the location of significant business operations.

JAMES W. WHALEN	Age 68	Director since July 2003

President of Finance and Administration, Targa Resources, Inc. (gas transportation and liquids products company), since November 2005; Consultant, Parker Drilling Company (global drilling company), November 2005 through January 2007; Senior Vice President and Chief Financial Officer, Parker Drilling Company, October 2002 through October 2005.  Also a current director of Targa Resources GP LLC (general partner of Targa Resources Partners LP).  Also served as a director of Parker Drilling Company within the past five years.

Chair of the Audit Committee and member of the Executive Committee.

Mr. Whalen has extensive senior management and financial experience in the company’s business lines, having served in high level positions with numerous energy companies. Mr. Whalen’s midstream experience enables him to provide valuable perspectives with respect to issues facing the company’s midstream business. As more fully described in the Audit Committee discussion under the caption “Meetings of the Board of Directors and Committee Membership” under “Corporate Governance and Board Matters”, Mr. Whalen qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

PHILIP G. BEHRMAN, Ph.D.	Age 59	Director since July 2008

Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation (integrated energy company), October 2000 through July 1, 2008.

Member of the Audit Committee.

Dr. Behrman has significant senior management and technical experience in the company’s industry, having served in senior management and technical positions with numerous major energy companies.  In particular, Dr. Behrman has deep expertise in exploration and production business operations, making him uniquely positioned to provide valuable perspectives with respect to the company’s production business.

A. BRAY CARY, JR.	Age 61	Director since July 2008

President and Chief Executive Officer, West Virginia Media Holdings, LLC (television and print media company), since 2001.

Member of the Corporate Governance Committee and Compensation Committee.

Mr. Cary has extensive public affairs and senior management experience, having founded and led various media and marketing businesses.  Mr. Cary’s experience in these areas enables him to provide valuable insights with respect to public affairs issues facing the company.  Mr. Cary also has strong ties to West Virginia, a state in which the company conducts significant business operations.

BARBARA S. JEREMIAH	Age 58	Director since February 2003

Retired Executive Vice President, Corporate Development, Alcoa, Inc. (producer of aluminum), July 2002 through December 31, 2008.  Also a current director of Allegheny Technologies, Inc.

Member of the Audit Committee.

Ms. Jeremiah has substantial senior management experience, having served as an executive officer of a major international aluminum producer, where she was responsible for, among other things, corporate development initiatives.  Ms. Jeremiah also has extensive legal experience, having previously served as in-house counsel and corporate secretary for the same major aluminum producer.  Finally, Ms. Jeremiah’s prior employer emphasized safety as a significant element of shareholder value.  The skills gained through these experiences enable Ms. Jeremiah to provide insights with respect to merger and acquisition transactions, safety initiatives and legal issues facing the company.

LEE T. TODD, JR., Ph.D.	Age 63	Director since November 2003

President, University of Kentucky (major public research university), since July 2001.

Chair of the Compensation Committee and member of the Executive Committee.

Dr. Todd has extensive senior management experience and has developed a strong reputation as an innovator of cutting edge technology, having founded and led numerous successful technology companies.  Dr. Todd has deep ties to Kentucky, a state in which the company conducts significant business operations.

DIRECTORS WHOSE TERMS EXPIRE IN 2011

DAVID L. PORGES	Age 52	Director since May 2002

President, Chief Operating Officer and Director, EQT Corporation, since February 2007; Vice Chairman and Executive Vice President, Finance and Administration, EQT Corporation, January 2005 through February 2007; Executive Vice President, Chief Financial Officer and Director, EQT Corporation, May 2002 through December 2004.

Mr. Porges has extensive senior management and financial experience.  Mr. Porges has served in a number of senior management positions with the company since joining the company as senior vice president and chief financial officer in 1998. Prior to joining the company, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation.  Mr. Porges’ strong financial and industry experience, along with understanding of the company’s business operations, enables him to provide unique perspectives on most issues facing the company.

JAMES E. ROHR	Age 61	Director since May 1996

Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. (financial services), since August 2002; Chairman, President and Chief Executive Officer, The PNC Financial Services Group, Inc., May 2001 through August 2002.  Also a current director of Allegheny Technologies, Inc. and BlackRock, Inc.

Chair of the Executive Committee and member of the Compensation Committee.

Mr. Rohr has significant senior management experience, with particular emphasis on capital markets and corporate finance transactions. Mr. Rohr has served as chairman and chief executive officer of one of the country’s largest financial services companies since 2001, and prior to that he held numerous senior management positions.  Mr. Rohr’s experience enables him to provide valuable insights regarding the capital markets and corporate finance issues facing the company.  Mr. Rohr is also able to draw on his experience as the chief executive officer of a major public company.

DAVID S. SHAPIRA	Age 68	Director since May 1987

Chairman, Chief Executive Officer and President, Giant Eagle, Inc. (retail grocery store chain), since July 2005; Chairman and Chief Executive Officer, Giant Eagle, Inc., February 1994 through July 2005.

Member of the Corporate Governance Committee.

Mr. Shapira has extensive senior management and financial experience, having served as, among other things, chief executive officer of a major retail grocery store chain since 1994.  Mr. Shapira also has deep ties to Pennsylvania, the company’s corporate headquarters and the location of significant business operations.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors and Committee Membership

The Board of Directors held six regular meetings during 2009.  The independent directors met seven times in executive session without any officer of the company present.  During 2009, attendance at all Board meetings averaged 96%.  The company encourages its directors to attend the annual meeting of the shareholders, and it has been their practice to do so.  All directors then in office attended the company’s 2009 annual meeting of shareholders.

The four standing committees of the Board are the Audit, Compensation, Corporate Governance and Executive Committees.  The Corporate Governance Committee serves as the nominating committee for the company.  In 2009, each director attended at least 83% of all meetings of the Board and of the committees on which the director served.  The Board may from time to time form new committees, disband an existing committee, and delegate additional responsibilities to a committee.

The table below sets forth membership and meeting information for each Board committee:

NAME OF DIRECTOR	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	EXECUTIVE
Ms. Bailey	x
Dr. Behrman	x
Mr. Cary		x	x
Mr. Gerber				x
Ms. Jeremiah	x
Mr. Miles			x*	x
Mr. Porges**
Mr. Rohr		x		x*
Mr. Shapira			x
Dr. Todd		x*		x
Mr. Whalen	x*			x
Total meetings in fiscal year 2009	11	9	5	1

x = Committee Member; * = Chair; **Mr. Porges is not a member of any Board committee.

The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees and, where appropriate, the Corporate Governance Committee and the Board.  All of the charters are available on the company’s website at www.eqt.com.  The members and main responsibilities of each committee are as follows:

Audit Committee

•                                          Comprised of Mses. Bailey and Jeremiah, Dr. Behrman and Mr. Whalen (Chair), who are non-employee, independent directors.

•                                          Each member of the Committee is financially literate.  Additionally, the Board of Directors has determined that Mr. Whalen qualifies as an “audit committee financial expert” as such term is defined under the Securities and Exchange Commission’s regulations.  Shareholders should understand that this designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Whalen’s experience and understanding with respect to certain accounting and auditing matters.  The designation does not impose upon Mr. Whalen any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board.  As the audit committee financial expert, Mr. Whalen also has accounting or related financial management expertise under the New York Stock Exchange rules.

•                                          Assists the Board by overseeing:

•                  the accounting and financial reporting processes of the company

•                  the audits of the financial statements of the company

•                  the integrity of the company’s financial statements

•                  the qualifications, independence and performance of the company’s registered public accountants

•                  the qualifications and performance of the company’s internal audit function

•                  the compliance by the company with legal and regulatory requirements, including the company’s Code of Business Conduct and Ethics

•                                          Responsible for hiring, overseeing and compensating the company’s independent auditors.

Compensation Committee

•                                          Comprised of Messrs. Cary and Rohr and Dr. Todd (Chair), who are non-employee, independent directors.

•                                          Discharges the Board’s responsibilities relating to compensation of the company’s executive officers.

•                                          Provides oversight and, as required, administration of the company’s benefit plans, incentive-based compensation plans and equity-based plans.

Corporate Governance Committee

•                                          Comprised of Messrs. Cary, Miles (Chair) and Shapira, who are non-employee, independent directors.

•                                          Establishes and recommends to the Board the requisite skills and characteristics to be found in, and identifies individuals qualified to serve as, members of the Board and recommends to the Board the director nominees for each annual meeting of shareholders.

•                                          Recommends to the Board independence determinations for each director.

•                                          Develops and recommends to the Board a set of corporate governance guidelines.

•                                          Recommends Committee membership, including a Chair, for each Committee.

•                                          Identifies and approves corporate goals and objectives relevant to the compensation of the chief executive officer of the company and annually reviews the chief executive officer’s performance against such goals and objectives.

•                                          Recommends an appropriate compensation structure for the directors, including administration of stock-based plans for the directors.

•                                          Reviews related person transactions under the company’s related person transaction approval policy (the “related person policy”).

Executive Committee

•                                          Comprised of Messrs. Miles, Rohr (Chair) and Whalen and Dr. Todd who are non-employee, independent directors and Mr. Gerber, Chairman and Chief Executive Officer.

•                                          Has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

Compensation Process

Establishing Target Total Direct Compensation

In discharging the Board’s responsibilities relating to compensation of the company’s executive officers, the Compensation Committee establishes the target total direct compensation (base salary plus annual and long-term incentive targets) for executive officers by establishing base salaries and setting long-term and annual incentive targets.  When appropriate, the Committee also approves special awards and modifies perquisites.  The Committee typically reviews target total direct compensation in the second quarter of each year.

Establishing Annual and Long-Term Incentive Programs

The Compensation Committee annually approves plan design, including performance metrics and target payout, for annual and long-term incentive programs.  These deliberations, which usually start with recommendations from management and involve discussions among management, the compensation consultant and the Committee, usually span many meetings before a design is approved.

After the end of the performance period for any performance award, the Compensation Committee certifies the level at which the performance measures were satisfied and approves the amount of incentive award payable to each executive officer.

Equity Grants

The Compensation Committee may make equity grants to executive officers at any time during the year.  The Committee does not coordinate the timing of equity grants with the release of material non-public information.  If in possession of such information, the Committee does not take such information into account when determining whether or in what amounts to make such grants.

The Committee has delegated to Mr. Gerber, as Chairman, the authority to grant a limited number of restricted shares to non-executive officers under the following circumstances:

•                  to newly hired or recently promoted employees on the condition that the value of the individual award not exceed the median of market; and

•                  to other employees in recognition of service on the conditions that no award exceed 1,000 shares.

All such awards must be made on standard terms approved by the Committee and are reported to the Committee for informational purposes at its next meeting.  Mr. Gerber authorizes restricted stock grants on an as needed basis and does not coordinate the timing of such grants with the release of material non-public information.  If in possession of such information, Mr. Gerber does not take such information into account when determining whether or in what amount to make such grants.

The Committee has not delegated its authority to award equity to any other executive officer.

Compensation Consultants

The Compensation Committee has the sole power to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  Towers Watson (as defined under “Making Executive Compensation Decisions – Role of the Compensation Consultant” under “Executive Compensation – Compensation Discussion and Analysis”) was retained by the Committee in 2009 to provide market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                  comparator group benchmarking;

•                  peer group identification and assessment;

•                  advice and market insight as to the form of and performance measures for annual and long-term incentives; and

•                  marketplace compensation trends in the company’s industry and generally.

Towers Watson does not make recommendations on, or approve, the amount of compensation for any executive officer.  The Committee may request information or advice directly from Towers Watson and may direct the company to provide information to Towers Watson.  Towers Watson regularly interacts with representatives of the company’s human resources department and periodically with the Chairman and Chief Executive Officer, the President and Chief Operating Officer and representatives of the legal department.  In 2009, Towers Watson also provided limited middle and senior management compensation benchmarking to the company and director compensation services to the Corporate Governance Committee, including benchmarking and trend identification.

Role of Senior Management

Senior management of the company has an ongoing dialog with the Compensation Committee and the Committee’s compensation consultant regarding compensation and plan design.  Most ideas originate with management due to its direct involvement in and knowledge of the business goals, strategies, experiences and performance of the company.  Management’s ideas are reviewed with the compensation consultant and frequently modified by the Committee prior to ultimate adoption.  The Committee engages in active discussions with the Chief Executive Officer concerning:  (i) who should participate in programs and at what levels, (ii) which performance metrics should be used, (iii) the determination of performance targets and (iv) whether and to what extent performance metrics for the previous year have been achieved.  The Chief Executive Officer is advised by the President and other executive officers of the company.

We provide additional information regarding the Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under “Compensation Discussion and Analysis.”

Board Leadership Structure

As described in the company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual.  The Board believes that the questions of whether the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director, should be addressed from time to time as circumstances require.  During Mr. Gerber’s tenure, the Board has been satisfied with the Chief Executive Officer performing the functions of the Chairman of the Board because Mr. Gerber has been able to utilize his in-depth knowledge and perspective gained in running the company to effectively and efficiently guide the full Board by recommending Board and Committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and shareholders.  Mr. Gerber fulfills his Chairman responsibilities through close interaction with the Committee Chairs and other Board members.  The company’s dramatic growth and strong performance during Mr. Gerber’s tenure are testaments to his leadership ability.  As previously announced, when Mr. Gerber steps aside as Chief Executive Officer, the Board expects to appoint Mr. Porges as Chief Executive Officer and Mr. Gerber as Executive Chairman through the company’s 2011 annual meeting of shareholders.  Based on the circumstances at that time, the Board will determine the appropriate leadership structure moving forward.

The Board has identified the Chair of the Corporate Governance Committee, currently Mr. Miles, to serve as the presiding director at all meetings of the non-management directors (which typically occur at each meeting of the Board) and to receive inquiries of the Board from shareholders and others.  This service complements Mr. Gerber’s role as Chair by allowing directors, shareholders and other constituents a direct contact to a senior leader on the Board.

The Board’s Role in Risk Oversight

In its corporate governance guidelines, the Board of Directors acknowledges its responsibility for reviewing the process for assessing the major risks facing the company and the options for their mitigation.  This responsibility is largely satisfied by the Audit Committee, which is responsible for reviewing and discussing with management and the company’s registered public accountant the company’s major risk exposures and the policies management has implemented to monitor such exposures, including the company’s financial risk exposures and risk management policies.  The company maintains a Corporate Risk Committee consisting of certain executive officers and business unit and functional leaders, including the company’s Chief Risk Officer.  The Corporate Risk Committee meets at least quarterly to review, prioritize and address the company’s major risk exposures and to consider new or emerging risks.  The Chief Risk Officer reports the results of each Corporate Risk Committee meeting to the Audit Committee on a quarterly basis.  The Audit Committee reviews and assesses the Chief Risk Officer’s report and determines whether any further action is required.  The Audit Committee Chair reports such discussions to the full Board of Directors from time to time.

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and recommending to the Board the director nominees for each annual meeting of shareholders.  The Committee typically considers new nominees for the Board in the context of a vacancy on the Board resulting from resignation or retirement of a director or to fill a skill need identified by the Board.  The Committee retained a consultant to assist in the identification of its most recent additions to the Board.  Director candidates have also been identified by senior management and members of the Board considering individuals both within and external to their respective networks.

As set forth in the Committee’s charter, the Committee will consider submissions from shareholders in making its recommendation.  Any shareholder desiring to recommend an individual to serve as a director of the company should submit to the Corporate Governance Committee Chair, c/o Corporate Secretary, as far in advance of the annual meeting of shareholders as possible, the following information:

•                                          The information required by Section 3.07 of the company’s by-laws (a copy of which will be provided to any shareholder upon written request), including the nominee’s consent to serve as a director if elected, the nominee’s executed irrevocable conditional resignation letter, the proposing shareholder’s name and address, the number of shares beneficially owned and the length of time the shares have been held.  In addition, the company may require the shareholder to provide such further information as it may reasonably request.

•                                          A statement setting forth the basis upon which the proposing shareholder believes the proposed nominee meets the qualification guidelines set forth below, including the standards of independence set forth in the company’s corporate governance guidelines, and should be nominated as a director of the company.

•                                          Such other information as the proposing shareholder believes will be beneficial in assisting the Corporate Governance Committee to fulfill its responsibilities.

See the caption “How do I contact EQT’s Corporate Secretary?” under “Questions and answers about the annual meeting.”

In evaluating individuals identified as possible director nominees, whether the source of the possible nominee is another director, a member of management, a shareholder or otherwise, the Committee assesses the experience and personal characteristics of the possible nominee against the guidelines identified below.  Possible nominees satisfying the guidelines are then further evaluated to identify, in the judgment of the Committee, the best match for the Board.  The Committee retains the right to modify the guidelines including the criteria for evaluating the qualifications of potential nominees for election to the Board as set forth therein, from time to time.

In identifying director candidates, the Committee utilizes the following guidelines:

Individual qualifications

•                  Possesses integrity, competence, insight, creativity and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance

•                  Has attained prominent position in his or her field of endeavor

•                  Possesses broad business experience

•                  Has ability to exercise sound business judgment

•                  Is able to draw on his or her past experience relative to significant issues facing the company

•                  Has experience in the company’s industry or in another industry or endeavor with practical application to the company’s needs

•                  Has sufficient time and dedication for preparation as well as participation in Board and Committee deliberations

•                  Has no conflict of interest

•                  Meets such standards of independence and financial knowledge as may be required or desirable

•                  Possesses attributes deemed appropriate given the then current needs of the Board

Composition of the Board as a whole

•                  A diversity of background, perspective and skills related to the company’s business

•                  A diversity of race, gender and age

The Board believes that its members possess individual qualifications consistent with the guidelines set forth above.  In addition to the specific individual director qualifications identified on pages 9-14, the Board believes that its members offer insightful and creative views and solutions with respect to issues facing the company.  The Board also believes that its members function well together as a group.  Finally, the Board believes that it has an appropriate diversity consistent with the guidelines set forth above.

Contacting the Board

You may contact the Board of Directors, or any individual director, by writing to the Corporate Governance Committee Chair c/o Corporate Secretary or by sending an email to corpgovchair@eqt.com.  See the caption “How do I contact EQT’s Corporate Secretary?” under “Questions and answers about the annual meeting.”

Governance Principles

EQT maintains a corporate governance page on its website which includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics and charters for the Audit Committee, the Compensation Committee and the Corporate Governance Committee of the Board of Directors.  The corporate governance page can be found at www.eqt.com, by clicking on the “Investors” link on the main page and then “Corporate Governance.”  EQT will provide a copy of its corporate governance guidelines, code of business conduct and ethics and any of the foregoing Board Committee charters upon request by a shareholder to the Corporate Secretary.   See the caption “How do I contact EQT’s Corporate Secretary?” under “Questions and answers about the annual meeting.”

EQT’s corporate governance policies and practices are compliant with the corporate governance requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission, including:

•                                          The Board of Directors has adopted clear corporate governance guidelines

•                                          Nine of the eleven members of the Board are independent of EQT and its management

•                                          The Board’s non-management directors meet periodically in executive session, and the Chair of the Corporate Governance Committee has been identified as the presiding director at all such executive sessions

•                                          All members of each of the key Committees of the Board of Directors - Audit, Compensation and Corporate Governance - are independent of the company and its management

•                                          Each of the key Committees has a charter that reflects legal requirements and good corporate governance

•                                          The Board of Directors and each of the key Committees engage in annual self-evaluations

•                                          The directors of the company are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the company provides funding for such activities

•                                          EQT has a code of business conduct and ethics applicable to all employees and directors of the company

•                                          The Corporate Governance Committee of the Board of Directors reviews the company’s governance policies and practices periodically and makes recommendations to the Board

Under the company’s majority voting by-law, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election.  If this occurs, the Board of Directors will decide whether to accept the tendered resignation not later than 90 days after the certification of the election.  Any determination by the Board shall be made without the participation of any nominee whose resignation is under consideration with respect to the election.  The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

Director Independence

In accord with the company’s corporate governance guidelines, the majority of directors at any time will be independent.  For a director to be considered an “independent director”, the Board must annually determine that he or she has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization which has such a relationship with the company).  To assist it in determining director independence, the Board established guidelines which conform to the independence requirements of the New York Stock Exchange.

The Board will consider all relevant facts and circumstances in making an independence determination.  Under the company’s corporate governance guidelines, a director will not be independent if:

•                                          Within the last three years the director was employed (or an immediate family member of the director was employed as an executive officer) by the company, or received more than $120,000 in direct compensation during any 12-month period (other than director and committee fees and deferred compensation for prior service which is not contingent in any way on continued service) from the company

•                                          The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor (in each case “company auditor”)

•                                          The director is a current employee of a company auditor

•                                          The director has an immediate family member who is a current employee of a company auditor and who personally works on the firm’s audit of the company

•                                          Within the last three years the director or an immediate family member was (but no longer is) a partner or employee of a company auditor and personally worked on the company’s audit within that time

•                                          Within the last three years a company executive officer was on the compensation committee of the board of directors of a company which employed the company director as an executive officer, or which employed an immediate family member of the director as an executive officer

•                                          The director is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues

In assessing the independence of a director, the Board considers the materiality of charitable contributions made by the company to any tax-exempt organization for which the director serves as an executive officer.  During the past three fiscal years, the company has not made, in any single fiscal year, contributions to any tax-exempt organization for which any director serves as an executive officer that exceeded the greater of $1 million, or 2% of such tax-exempt organization’s consolidated gross revenues.  Any relationship involving a company director that complies with the independence standards set forth in the company’s corporate governance guidelines and is not otherwise a related person transaction (as defined under “Review, Approval or Ratification of Transactions With Related Persons” below) under the company’s related person policy, is deemed to be an immaterial relationship.

Based on the independence standards set forth in the company’s corporate governance guidelines, the Board of Directors has determined that the following directors have met the above standards and are independent of EQT and its management:  Drs. Behrman and Todd, Mses. Bailey and Jeremiah and Messrs. Cary, Miles, Rohr, Shapira and Whalen.  Messrs. Gerber and Porges, each of whom is an executive officer of the company, are the only directors who are not independent.

Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission, and each member of the Compensation and the Corporate Governance Committees is independent under the requirements of the Internal Revenue Code (the “Code”) and a non-employee director under the rules of the Securities and Exchange Commission.

The ownership of stock in the company by directors is encouraged and is not in itself a basis for a director to be considered as not independent, provided that it may preclude participation on the Audit Committee of the company if the magnitude of such ownership is sufficient to make the director an “affiliated person” of the company as described in the Audit Committee Charter.  See the caption “Equity-Based Compensation” under “Directors’ Compensation” for a description of the stock ownership guidelines the directors established for themselves.

Review, Approval or Ratification of Transactions With Related Persons

In 2009, the Board of Directors, upon recommendation of the Corporate Governance Committee, adopted a written related person policy.  Under the related person policy, company management, with the assistance of the company’s law department, is responsible for determining whether a transaction between the company and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below).  Such determination is based on a review of all facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires.  Upon determination that a transaction is a Related Person Transaction which has not been approved by the full Board of Directors, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review.  The Corporate Governance Committee then determines whether to approve, ratify, revise, reject or take other action with respect to the Related Person Transaction.

Under the related person policy, a “Related Person Transaction” is generally a transaction in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest.  A “Related Person” is generally any person who is a director or executive officer of the company, any nominee for director, any shareholder known to the company to be the beneficial owner of more than 5% of any class of the company’s voting securities, and any immediate family member of any of the foregoing persons.

Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval.  The transactions which are automatically pre-approved include (i) transactions involving employment of an executive officer by the company, as long as the executive officer is not an immediate family member of another executive officer or director of the company and the compensation paid to the executive officer was approved by the Compensation Committee; (ii) transactions involving compensation and benefits paid to a director for service as a director of the company; (iii)  transactions on competitive business terms with another company in which a director or immediate family member of the director’s only relationship is as an employee or executive officer, a director, or beneficial owner of less than 10 percent of that company’s shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2 percent of the other company’s consolidated gross revenues; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and (viii) any charitable contribution, grant or endowment by the company or the company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of the recipient’s consolidated gross revenues.

The related person policy does not limit or affect the application of the company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the director’s or executive officer’s duties to the company.  Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Transactions With Related Persons

Based on information provided by the company’s directors, executive officers, and assessments by company management, the Corporate Governance Committee determined that there are no Related Person Transactions to be reported in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During all or part of 2009, Dr. Todd and Messrs. Cary and Rohr served as members of the Compensation Committee.  Phyllis A. Domm, Ed.D. served as a director from May 1996 until her death on February 21, 2009.  Dr. Domm served as Chair of the Compensation Committee.  None of these members of the Compensation Committee is a current or former officer or employee of the company or had any relationship with the company requiring disclosure.  In addition, none of the company’s directors is an executive officer of another entity, at which one of the company’s executive officers serves as a director.

DIRECTORS’ COMPENSATION

Compensation of directors is annually reviewed by the Corporate Governance Committee and approved by the Board.  No compensation is paid to employee directors for their service as directors.

In 2009, the Corporate Governance Committee had engaged Towers Watson, the same compensation consultant used by the Compensation Committee, to conduct an annual review of the total compensation for outside directors.  Specifically, retainer fees, meeting fees, stock-based long-term incentives and insurance were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of:

•                  the 90 general industry companies that form the Towers Watson US CDB General Industry Database with Global Corporate Revenue between $1 billion and $3 billion and are identified in Appendix A; and

•                  the following 24 energy companies which comprise the company’s peer group for the 2010 Executive Performance Incentive Program:

Cabot Oil & Gas Corporation	Penn Virginia Corporation
Chesapeake Energy Corporation	Petroleum Development Corporation
CNX Gas Corporation	Questar Corporation
El Paso Corporation	Range Resources Corporation
Enbridge Inc.	REX Energy Corporation
Energen Corporation	Sempra Energy
EOG Resources, Inc.	Southern Union Company
EXCO Resources, Inc.	Southwestern Energy Company
Markwest Energy Partners, L.P.	Spectra Energy Corporation
MDU Resources Group, Inc.	TransCanada Corporation
National Fuel Gas Company	The Williams Companies, Inc.
ONEOK, Inc.	XTO Energy, Inc.

Set forth below is a description of the compensation of the company’s non-employee directors.

Cash Compensation

•                                          An annual cash retainer of $50,500 is paid on a quarterly basis.  The annual cash retainer was increased in October 2009 from $40,000.

•                                          The cash meeting fee is $1,500 for each Board and committee meeting attended in person.  If a director participates in a meeting by telephone, the meeting fee is $750.  These fees are paid on a quarterly basis.  Prior to October 2009, Committee Chairs were not entitled to Committee meeting fees.

•                                          For the Audit Committee Chair, an annual committee chair retainer of $15,000.  For Compensation and Corporate Governance Committee Chairs, an annual committee chair retainer of $7,500.  These chair retainer fees were increased in October 2009 from $6,000.  For the Executive Committee Chair, an annual committee chair retainer of $6,000.  These fees are paid on a quarterly basis.

Equity-Based Compensation

•                                          In 2003, the company began granting to each director stock units that vested upon award and that are payable on a deferred basis under the directors’ deferred compensation plans.  Historically, these awards were granted in April of each year.  In 2009, the awards were not granted until November, when 2,640 deferred stock units were awarded to each non-employee director who was a member of the Board at that time.  The deferred stock units were historically awarded by the Board annually upon the recommendation of the Corporate Governance Committee.  In the future, such awards are expected to be made on a quarterly basis.  Each deferred stock unit is equal in value to one share of company common stock but does not have voting rights.  Dividends are credited quarterly in the form of additional stock units.  The value of the stock units will be paid in cash on the earlier of the director’s death or termination of service as a director.

•                                          The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to at least three times the annual cash retainer.  Under the guidelines, directors have up to two years to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet this requirement.  Each of the company’s non-employee directors satisfies the stock ownership guidelines.

Deferred Compensation

•                                          The company has a deferred compensation plan for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainer and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in company stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal installments.  Distributions commence following termination of service as a director.  The directors’ deferred compensation accounts are unsecured obligations of the company.  Dr. Behrman, Mr. Cary, Mr. Miles and Mr. Whalen deferred fees under the plan in 2009.  The pre-existing Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

Other

•                                          To further the company’s support for charitable giving, all directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as company employees.  Under this program, the EQT Foundation will match gifts of at least $100 made by the director to eligible charities, up to an aggregate total of $15,000 in any calendar year.

•                                          Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by EQT Corporation.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the company.

•                                          The company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities.  The company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the company.

The table below shows the total 2009 compensation of the company’s non-employee directors:

NAME	FEES EARNED OR PAID IN CASH ($) (1)	STOCK AWARDS ($) (2)	OPTION AWARDS ($) (3)	ALL OTHER COMPENSATION ($) (4)	TOTAL ($)
Ms. Bailey	62,125	110,035	-	7,453	179,613
Dr. Behrman	65,125	110,035	-	15,624	190,784
Mr. Cary	66,625	110,035	-	15,624	192,284
Dr. Domm	12,250	-	-	56,019	68,269
Ms. Jeremiah	65,125	110,035	-	22,723	197,883
Mr. Miles	61,000	110,035	-	15,723	186,758
Mr. Rohr	72,625	110,035	-	12,723	195,383
Mr. Shapira	58,375	110,035	-	27,723	196,133
Dr. Todd	63,250	110,035	-	10,060	183,345
Mr. Whalen	68,125	110,035	-	10,060	188,220

(1)             Includes cash retainer, meeting fees and committee chair fees, some of which have been deferred at the election of the director.

(2)             This column reflects the aggregate grant date fair value of the 2,640 deferred stock units awarded in November 2009 to each director who was serving on the Board at that time. The grant date fair value was computed by multiplying the number of deferred stock units awarded by $41.68, the closing price of the company’s stock on the November 2, 2009 grant date.The aggregate number of deferred stock units held at December 31, 2009 was: Ms. Bailey — 10,525; Dr. Behrman — 2,654; Mr. Cary — 2,654; Ms. Jeremiah — 16,600; Mr. Miles — 16,600; Mr. Rohr — 16,600; Mr. Shapira — 16,600; Dr. Todd — 13,530; and Mr. Whalen — 13,530.

(3)             The company has not issued stock options to non-employee directors since 2002 and all outstanding options were fully vested at January 1, 2006. The aggregate number of stock options granted in prior years and remaining outstanding at December 31, 2009 was: Mr. Rohr — 30,400; and Mr. Shapira — 48,400.

(4)             This column reflects (i) dividends accrued on deferred stock units and annual premiums of $43.20 per director paid for personal life insurance policies, (ii) the following matching gifts made by the company to qualifying organizations under the EQT Foundation’s Matching Gifts Program: $15,000 for Dr. Behrman; $15,000 for Mr. Cary; $3,000 for Mr. Miles; $10,000 for Ms. Jeremiah; and $15,000 for Mr. Shapira and (iii) a $50,000 gift by the EQT Foundation to The sPECial Fund of the Dana-Farber Cancer Institute in Dr. Domm’s honor.

STOCK OWNERSHIP

Significant Shareholders

The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of the company’s common stock:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED	PERCENT OF COMMON STOCK OUTSTANDING
BlackRock, Inc.	10,481,220(1)	8.01%

40 East 52nd Street

New York, NY 10022

Janus Capital Management LLC	7,594,423(2)	5.8%

151 Detroit Street

Denver, Colorado 80206

Wellington Management Company, LLP	6,963,582(3)	5.32%

75 State Street

Boston, Massachusetts 02109

George P. Sakellaris	6,560,392(4)	5.02%

111 Speen Street, Suite 410

Framingham, Massachusetts 01701

(1)       Information based on a Securities and Exchange Commission Schedule 13G filed on January 29, 2010,  reporting that BlackRock, Inc. has sole voting and dispositive power over 10,481,220 shares.

(2)       Information based on a Securities and Exchange Commission Schedule 13G filed on February 16, 2010,  reporting that Janus Capital Management LLC has sole voting and dispositive power over 12 shares and shared voting and dispositive power over 7,594,411 shares.

(3)       Information based on a Securities and Exchange Commission Schedule 13G filed on February 12, 2010,  reporting that Wellington Management Company, LLP has shared voting power over 3,143,982 shares and shared dispositive power over 6,963,582  shares.

(4)       Information based on a Securities and Exchange Commission Schedule 13G filed on October 28, 2008, reporting that George P. Sakellaris has sole voting power over 6,205,392 shares, shared voting power over 355,000 shares, sole dispositive power over 6,205,392 shares and shared dispositive power over 355,000 shares.  Mr. Sakellaris also reported beneficial ownership of 80,000 shares held in a trust for the benefit of, among others, his children.

Stock Ownership of Directors and Executive Officers

The following table sets forth the number of shares of EQT Corporation common stock beneficially owned by directors and named executive officers and all directors and executive officers as a group as of February 28, 2010, including shares they had the right to acquire within 60 days after February 28, 2010.  The directors and named executive officers have sole investment and voting power unless otherwise noted.

NAME	EXERCISABLE STOCK OPTIONS (1)	NUMBER OF SHARES BENEFICIALLY OWNED (2)	RESTRICTED STOCK (3)	DEFERRED SHARE EQUIVALENT UNITS (4)	PERCENT OF CLASS (5)
Murry S. Gerber Chairman and Chief Executive Officer	550,150	1,020,123	4,120	0	1.19
David L. Porges President, Chief Operating Officer and Director	155,600	486,595	2,065	0	*
Vicky A. Bailey Director	0	0	0	10,525	*
Philip G. Behrman Director	0	0	0	5,294	*
A. Bray Cary, Jr. Director	0	0	0	5,239	*
Barbara S. Jeremiah Director	0	2,000	0	26,455	*
George L. Miles, Jr. Director	0	2,113	0	22,567	*
James E. Rohr Director	30,400	4,706	0	26,175	*
David S. Shapira (6) Director	30,400	50,300	0	47,649	*
Lee T. Todd, Jr. Director	0	1,200	0	13,530	*
James W. Whalen Director	0	0	0	18,154	*
Philip P. Conti Senior Vice President and Chief Financial Officer	28,100	73,280	0	0	*
Randall L. Crawford Senior Vice President	43,500	43,033	0	0	*
Steven T. Schlotterbeck Vice President	68,768	43,561	1,039	0	*
Directors and executive officers as a group (19 individuals)	997,268	1,862,544	12,599	175,588	2.16

*           Indicates ownership or aggregate voting percentage of less than 1%.

(1)       This column reflects the number of shares of EQT Corporation common stock that the officers and directors had a right to acquire within 60 days after February 28, 2010 through exercise of stock options.

(2)    This column reflects shares held of record and shares beneficially owned through a bank, broker or other nominee.  It also includes, for executive officers, shares beneficially owned through the Employee Savings Plan and the Employee Stock Purchase Plans.  Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course.  Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

(3)       This column reflects the unvested portion of restricted stock awards and dividends accrued in the form of additional shares of restricted stock.

(4)       This column reflects the number of shares and share units held through the directors’ deferred compensation plans, which shares and share units include (i) the deferred stock units identified in footnote (2) to the directors’ compensation chart on page 27 above, (ii) the deferred shares held by directors resulting from the curtailment in 1999 of the directors’ retirement plan, and (iii) shares acquired in connection with the deferral of director fees.  The number of deferred shares (including accrued dividends) held at February 28, 2010 as a result of the 1999 curtailment of the directors’ retirement plan was:  Mr. Rohr – 9,575; and Mr. Shapira – 31,049.   The number of deferred shares (including accrued dividends) held at February 28, 2010 as a result of the deferral of director fees was: Dr. Behrman – 2,640; Mr. Cary – 2,585; Ms. Jeremiah – 9,855; Mr. Miles – 5,967; and Mr. Whalen – 4,624.

(5)       This column reflects the sum of the individual’s (or individuals’) shares beneficially owned plus stock options exercisable within 60 days of February 28, 2010 as a percent of the sum of the company’s outstanding shares at February 28, 2010 plus all options exercisable within 60 days of February 28, 2010.  This calculation excludes all restricted stock and deferred share equivalent units.

(6)    Shares beneficially owned include 6,300 shares that are held in a trust of which Mr. Shapira is a co-trustee and in which he has a beneficial interest and voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and all persons who beneficially own more than 10% of EQT Corporation’s common stock file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  As a practical matter, the company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

Based solely upon the company’s review of copies of filings or written representations from the reporting persons, the company believes that all reports for the company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis contains statements regarding future company performance targets and goals.  These targets and goals are disclosed in the limited context of EQT’s compensation programs, may have been established one or more years ago, and should not be understood to be statements of management’s expectations or estimates of future company results or other guidance.  EQT specifically cautions investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

Executive Summary

At EQT, our core values include a commitment to operational excellence, integrity and accountability.  We believe that after reading this Compensation Discussion and Analysis you will agree that our executive compensation program:

•                                          aligns the interests of our executives with the interests of our shareholders;

•                                          directly supports the company’s strategic plan by focusing employee performance on specific drivers;

•                                          is market based and premised upon informed industry benchmarking; and

•                                          results in executive compensation predominantly based upon company performance.

In sum, our compensation is designed to reward executives when the company achieves strong financial and operational results, and we believe the 2009 compensation of our named executive officers is consistent with the strong results achieved by the company.

The Company continued its evolution from a diversified utility to an integrated energy company focusing on natural gas exploration, production and transportation in 2009.  Key financial and operational results included:

•                                          earnings per share (“EPS”) of $1.19;

•                                          record annual sales of produced natural gas of 100.1 Bcfe, 19.5% higher than in 2008;

•                                          proved reserves increased by 31% to 4.1 Tcfe;

•                                          completion of more than 700 gross wells, including 403 horizontal wells;

•                                          drilled 800th horizontal Huron/Berea well, 33% of fourth quarter sales were produced from horizontal Huron/Berea wells;

•                                          drilled 46 horizontal Marcellus wells, including what EQT believes to be the most prolific well to date in the entire play based on a 30-day average production rate of 14 MMcfe per day;

•                                          continued technological improvements, including use of extended lateral and multi-lateral drilling as well as further improvements to our horizontal air drilling technology;

•                                          a drill bit reserve replacement ratio of 1,104%;

•                                          unit lease operating expense, excluding production taxes, decreased 14% in 2009, to $0.30 per Mcfe;

•                                          record EQT Midstream throughput and operating income; and

•                                          record Distribution operating income, 32% higher than 2008.

In addition, the company was named as one of the 50 Best Performing Companies by BusinessWeek, and Mr. Gerber was named as the best CEO in the U.S. in the “Energy-Natural Gas” category by Institutional Investor.

In addition to monitoring the executive compensation programs in place, during 2009 the Compensation Committee accomplished the following:

•                                          completed a request for proposal for a compensation consultant, which resulted in the continued retention of Towers Watson;

•                                          structured the 2010 long-term incentive program for executives as described below; and

•                                          reviewed executive officer retirement benefits and other perquisites, which resulted in a 2010 change to the company’s contribution to an after-tax retirement program for executives as described below.

The following Compensation Discussion and Analysis describes the company’s compensation philosophy and the components of the company’s compensation program, with a focus on the named executive officers.  The named executive officers are determined in accordance with the rules of the Securities and Exchange Commission and include the principal executive officer, the principal financial officer and the next three most highly compensated executive officers with total compensation calculated in accordance with the Summary Compensation Table of $100,000 or more.  In 2009, our named executive officers were: Murry S. Gerber, Chairman and Chief Executive Officer; David L. Porges, President and Chief Operating Officer; Philip P. Conti, Senior Vice President and Chief Financial Officer; Randall L. Crawford, Senior Vice President; and Steven T. Schlotterbeck, Vice President.

Compensation Philosophy

•                Compensation Is Designed to Achieve the Company’s Objectives

The objectives of EQT’s compensation programs are to attract, motivate and retain highly-talented executives who can ensure that the company is able to safely, efficiently and profitably explore for, produce, gather, process, transport and deliver natural gas products and energy services to wholesale and retail customers.  The company seeks executives who are willing to trade off guaranteed compensation for the opportunity presented by at-risk compensation that depends upon achieving challenging performance objectives.  To that end, the Compensation Committee is committed to a compensation package that generally establishes target compensation at the median level for similar positions at comparable companies.  To create the necessary performance incentive, the compensation programs provide not only for increased pay as a reward for above-median performance but also for below-median pay for sub-par performance.  Stated differently, the programs are structured to require a commitment to performance because pay at the market median is not guaranteed.

•                Compensation Is Related to Performance and Is Aligned with the Company’s Strategic Plan

The total compensation packages for the named executive officers are generally weighted in favor of at-risk compensation through both annual and long-term performance-based incentive pay.  Each of these programs links payout to the company’s performance on specific pre-established, objective performance measures.  The table below reflects the fixed and at-risk components of the total direct compensation actually paid to each named executive officer in the period under review as a percentage of total direct compensation received.

PERCENTAGE OF TOTAL DIRECT COMPENSATION PAID IN 2009
EXECUTIVE OFFICER	BASE SALARY (FIXED) (1)	ANNUAL AND LONG-TERM INCENTIVE COMPENSATION (AT-RISK) (2)
Murry S. Gerber	4%	96%
David L. Porges	5%	95%
Philip P. Conti	12%	88%
Randall L. Crawford	12%	88%
Steven T. Schlotterbeck	11%	89%

(1)    This column reflects each named executive officer’s base salary earned during the year ended December 31, 2009 (also included in the “Salary” column of the Summary Compensation Table), as a percentage of the total direct compensation paid to the executive during the year.

(2)    This column reflects, for 2009, the sum of the annual incentive compensation (also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table), the bonus (also included in the “Bonus” column of the Summary Compensation Table), the 2009 Shareholder Value Plan (the “2009 SVP”) payout (also included in the “Value Realized On Vesting” sub-column under the “Stock Awards” column of the Option Exercises and Stock Vested Table), and the value of all restricted stock that vested (also included in the “Value Realized on Vesting” sub-column under the “Stock Awards” column of the Option Exercises and Stock Vested Table) for each named executive officer, as a percentage of the total direct compensation actually paid to the executive during the year.

The above table is not a substitute for the Summary Compensation Table and should not be construed as such. The Summary Compensation Table includes amounts supplemental to total direct compensation and calculates certain components of total direct compensation differently.

The Compensation Committee aligns its executive compensation decisions with the strategic plan for the company.  The company’s strategic plan for recent years has focused on growth of earnings before interest, taxes, depreciation and amortization, industry-leading return on total capital, and growth value drivers (including production sales revenue increases) – each of which is a performance measure under the company’s incentive plans.

•                Total Compensation Should Be Competitive

The Compensation Committee structures a total compensation package that compares favorably with the comparator group, as described below, but generally does not offer above-market pay except for outstanding performance when objectives have been met.  The Compensation Committee benchmarks each element of total direct compensation (which includes base salary and annual and long-term incentives) and the mix of compensation (cash versus equity) against the comparator group.  The company generally targets each element of compensation at the median of the comparator group for median performance in order to remain competitive for executive talent. However, executives have an opportunity, through annual and long-term incentives, to earn more based on higher levels of performance.  Pay at the market median is not assured unless performance is also at the median.  The company has chosen to pay both annual and long-term performance compensation, as well as a level of annual base salary to maintain market competitiveness.

•                Incentive Compensation Balances Short- and Long-Term Performance

The compensation programs are designed to maintain a balance between rewarding the achievement of strong short-term or annual results and ensuring the company’s long-term growth and success.  To this end, a mix of both annual and longer-term incentives is provided and allocated in a manner generally consistent with the comparator group of companies.  Participation in both the annual and long-term incentive programs increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on the company’s strategic direction and results over time.

•    Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance

The Compensation Committee looks to a comparator group of companies to help establish target total direct compensation for each executive.  The Compensation Committee also uses specified peer groups in measuring relative company performance for purposes of some of our long-term incentive programs, which impacts a portion of each executive’s long-term incentive.    Peer groups and comparator groups are reviewed with Towers Watson for appropriateness for the particular purpose.

In August 2008, in connection with the approval of the 2008 Executive Performance Incentive Program (the “2008 EPIP”), which measures among other things our total shareholder return relative to a peer group of companies, the Compensation Committee performed an extensive review to adopt a peer group of integrated energy companies aligned with the company’s current strategic focus on natural gas exploration, production and transportation and with an emphasis on companies operating in the Appalachian Basin.  Each potential peer was reviewed for industry, strategy and talent competitiveness, whether it was a peer of other peers, geographic location, ownership structure, prior financial performance and current financial scope including market capitalization, net income, revenue and return on total capital.  Following this review, the Compensation Committee selected the following peer group of 20 companies:

Atlas Energy Resources LLC	ONEOK Inc.
Cabot Oil & Gas Corporation	Penn Virginia Corporation
Chesapeake Energy Corporation	Questar Corporation
CNX Gas Corporation	Range Resources Corporation
El Paso Corporation	Sempra Energy
Enbridge Inc.	Southern Union Company
Energen Corporation	Southwestern Energy Company
MarkWest Energy Partners LP	Spectra Energy Corp.
MDU Resources Group, Inc.	TransCanada Corporation
National Fuel Gas Company	The Williams Companies, Inc.

In January 2009, the target total direct compensation for the named executive officers was determined by reference to, among other things, the market median total direct compensation paid by the 2008 EPIP peer group companies and EOG Resources, Inc., EXCO Resources, Inc., Petroleum Development Corporation, REX Energy Corporation and XTO Energy Inc. (the “Expanded Peer Group”), in each case as reported in the 2008 proxy statement for each company.

This group of companies was selected, in part, because it aligns the comparator group which helps to establish target total direct compensation with the peer group against which the company’s performance is measured for long-term incentive purposes, the company’s strategic initiatives in its natural gas exploration, production and transportation businesses and the need for industry focus in selecting and retaining individuals in certain positions.  The company’s financial metrics approach the median of the comparator companies.  See Appendix B for a comparison of financial metrics of the comparator group.

The Compensation Committee also adopted the Expanded Peer Group (excluding Atlas Energy Resources, LLC, which was acquired in 2009) as the peer group for purposes of measuring relative total shareholder return under the 2010 Executive Performance Incentive Program (the “2010 EPIP”).

The peer group selected by the Compensation Committee for measuring relative total shareholder return for purposes of  the 2009 SVP included companies with significant participation in one or more of the following areas: natural gas exploration and production, transmission and distribution, as well as companies having a business mix profile similar to the company at the start of the performance period.  Company performance measured against this group during the performance period was believed to reflect the efforts of management over the multi-year performance period to transition the company from a more utility-focused energy company to an integrated energy company focused on exploration, production and transportation.  Moreover, this peer group was believed to be representative of the alternatives that shareholders have when deciding to invest in a diversified natural gas company.

The companies in the 2009 SVP peer group included the following:

AGL Resources Inc.	OGE Energy Corporation
Atmos Energy Corporation	ONEOK, Inc.
CMS Energy Corporation	Piedmont Natural Gas Company, Inc.
Dynegy Inc.	Questar Corporation
El Paso Corporation	Sempra Energy
Energen Corporation	Southern Union Company
Laclede Group, Inc., The	Southwest Gas Corporation
MDU Resources Group, Inc.	Southwestern Energy Company
National Fuel Gas Company	UGI Corporation
New Jersey Resources Corporation	Westar Energy, Inc.
NICOR Inc.	WGL Holdings, Inc.
NiSource Inc.	The Williams Companies, Inc.
Northwest Natural Gas Company

•                Compensation Should Be Tax Deductible to the Extent Possible

The Compensation Committee considers the impact of the applicable tax laws with respect to compensation paid under the company’s plans, arrangements and agreements.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows, with certain exceptions, a federal income tax deduction for annual compensation over $1 million paid to any covered employee.  The covered employees are the principal executive officer and the three most highly-compensated officers other than the principal executive officer and the principal financial officer.  An exception to the deduction limit is provided under the Code for performance-based compensation paid pursuant to shareholder-approved plans that meet certain criteria.

Long-term incentive awards currently outstanding were granted under plans approved by the company’s shareholders (the 1999 Long-Term Incentive Plan and the 2009 Long-Term Incentive Plan, collectively, the “LTIPs”).  Both LTIPs provide for award opportunities designed to qualify as performance-based compensation under Section 162(m) of the Code, subject to the individual award cap under the applicable plan.  More specifically, the awards under the 2007 Supply Long-Term Incentive Program (the “2007 Supply LTIP”), the 2008 EPIP, the 2010 EPIP and the 2010 Stock Incentive Award program (the “2010 SIA”) and the option awards, are anticipated to be fully deductible by the company under the performance-based compensation exemption.

In addition, the shareholders approved the continuation of the Executive Short-Term Incentive Plan (the “Executive STIP”) in April 2006, which permits the payment of annual incentive awards that are designed to be deductible performance-based compensation under Section 162(m) of the Code.

Although the Compensation Committee generally attempts to structure compensation to preserve deductibility, it also believes that there are circumstances in which the company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation for tax purposes.  For example, the company has the ability to grant restricted shares and other stock-based awards under the LTIPs, such as the 2009 SVP, and to make cash bonuses and equity grants, such as Mr. Schlotterbeck’s horizontal drilling award, that are not designed to qualify as performance-based compensation under the Code.  In 2009, the company incurred approximately $8.9 million of additional tax expense as a result of non-deductible compensation.

•                Executives Are Encouraged to Own Stock

Consistent with the goal of driving long-term value creation for shareholders, the company’s stock ownership guidelines require significant executive stock ownership.  As of December 31, 2009, the named executive officers’ holdings relative to their stock ownership guidelines are as set forth below:

NAME/YEAR OF EXECUTIVE OFFICER STATUS	STOCK OWNERSHIP GUIDELINES	NUMBER OF SHARES REQUIRED BY OWNERSHIP GUIDELINES	NUMBER OF QUALIFYING SHARES OWNED
Murry S. Gerber (1998)	8X base salary	136,612	1,026,299
David L. Porges (1998)	8X base salary	94,718	381,793
Philip P. Conti (2000)	3X base salary	23,955	73,280
Randall L. Crawford (2003)	3X base salary	23,955	43,033
Steven T. Schlotterbeck (2008)	3X base salary	23,955	44,600

Qualifying shareholdings include stock owned directly, shares held in the company’s 401(k) or employee stock purchase plans, and time-based restricted stock.  Although mandatory, there is no deadline for achieving the ownership guideline and executives are not required to purchase stock.  The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his target.  An executive’s failure to meet the stock ownership guidelines may influence an executive’s mix of cash and non-cash compensation.  Executives are not permitted to hedge their shares or otherwise invest in derivatives involving company stock.

Stock options and performance-based awards are not qualifying shareholdings for the purposes of the stock ownership guidelines.  However, these equity interests provide the named executive officers with significant additional exposure to the value of the company’s stock.

Making Executive Compensation Decisions

•    Determining Target Total Direct Compensation

The Compensation Committee establishes the target total direct compensation (base salary plus annual and long-term incentive targets) for executive officers by establishing base salaries and setting annual and long-term incentive targets.  When appropriate, the Compensation Committee also modifies perquisites and makes other awards.  The Committee reviewed target total direct compensation in the first quarter of 2009 and again in July after peer proxy data was available.

When establishing target total direct compensation for each executive officer, the Compensation Committee considers:

•                                          market median target total direct compensation information compiled by Towers Watson for the comparator group;

•                                          current compensation information;

•                                          compensation of internal peers; and

•                                          Mr. Gerber’s compensation recommendations.

For a named executive officer who has performed well in the prior year, the predominant factor in determining target total direct compensation for the current year is the market median target total direct compensation for that position within the comparator group.

The 2009 target total direct compensation of each named executive officer approximated the median of the comparator group.  The following chart sets forth the 2009 target total direct compensation of EQT’s named executive officers as a percentage of the median of the comparator group.

NAME	BASE SALARY	ANNUAL INCENTIVE TARGET	LONG-TERM INCENTIVE TARGET	TOTAL DIRECT COMPENSATION TARGET
Murry S. Gerber	100%	100%	100%	100%
David L. Porges	100%	100%	100%	100%
Philip P. Conti	100%	88%	100%	98%
Randall L. Crawford	100%	100%	100%	100%
Steven T. Schlotterbeck	100%	100%	100%	100%

In considering the amount and type of each component of compensation, the Committee considers the effect on all other elements to generally maintain target total direct compensation at the market median for the comparator group.  An individual’s actual target, and the allocation between cash and equity, may be adjusted up or down when other compensation components do not reflect the market median.  Compensation previously earned by the named executive officers, however, does not typically affect the Compensation Committee’s compensation decisions. This reflects the Compensation Committee’s view that an executive’s compensation level should reflect the current market value of his or her services. The Compensation Committee further believes that reducing an executive’s compensation based on the value of past compensation would weaken the competitiveness of the company’s compensation programs and the incentive to achieve superior performance in the future and make it more difficult to attract, motivate and retain executive talent.

In 2009, the target total direct compensation of Messrs. Gerber and Porges substantially exceeded the target total direct compensation of the other named executive officers. This differential is consistent with, and largely driven by, pay differentials reflected in the comparator group as the management and oversight responsibilities of a chief executive officer and chief operating officer, as applicable, are broader in scope than those of the other executive officers.

•                Tally Sheets

Annually the Compensation Committee is provided with a tally sheet for each executive officer designed to provide the Compensation Committee with a full picture of the executive’s compensation history as well as of all compensation payable upon his or her termination of employment and upon a change of control.  Each tally sheet sets forth:

•                                          a five-year history of base salary, annual incentive targets and awards and perquisites; and

•                                          a complete history since hire date of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards.

The tally sheets also reflect the value of compensation due to each named executive officer under certain termination scenarios, including:

•                                          termination of the executive by the company with and without cause, as defined in any applicable agreement or policy;

•                                          termination by the executive for good reason, as defined in the applicable agreement;

•                                          termination by the executive for other than good reason, including retirement;

•                                          termination of the executive following a change of control; and

•                                          disability or death.

With regard to each scenario the tally sheets include:

•                                          the cash amounts payable to the executive, including outplacement and other payments;

•                                          the cost of benefits continuation;

•                                          the value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards;

•                                          the value of any excise tax gross-up or clawback;

•                                          retirement benefits; and

•                                          any other compensation payable to the executive upon termination.

•                Role of the Compensation Consultant

The Compensation Committee has the sole power to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) has been the Compensation Committee’s consultant for more then fifteen years.  In 2009, the Committee conducted a thorough review of its relationship with Towers Perrin involving, among other things, a formal request for proposal process.  Towers Perrin and four other well-known compensation consulting firms were seriously considered.  In the end, the Committee elected to retain Towers Perrin. Effective January 1, 2010 Towers Perrin merged with Watson Wyatt & Co to form Towers Watson & Co. (“Towers Watson”).  All references in this proxy to Towers Watson are references to Towers Perrin for activity prior to the completion of the merger and to Towers Watson thereafter.

Towers Watson provides the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                                          comparator group benchmarking;

•                                          peer group identification and assessment;

•                                          advice and market insight as to the form of and performance measures for annual and long-term incentives; and

•                                          marketplace compensation trends in the company’s industry and generally.

Towers Watson does not make recommendations on, or approve, the amount of compensation for any executive officer.  The Compensation Committee may request information or advice directly from Towers Watson and may direct the company to provide information to Towers Watson.  Towers Watson regularly interacts with representatives of the company’s human resources department and periodically with the Chairman and Chief Executive Officer, the President and Chief Operating Officer and representatives of the legal department.

In 2009, Towers Watson provided limited middle and senior management compensation benchmarking to the company and director compensation services to the Corporate Governance Committee of the Board, including benchmarking and trend identification.  Towers Watson’s fees for middle and senior management compensation benchmarking were less than $40,000.

Components of the Company’s Compensation Program

The following describes each element of the company’s executive compensation arrangements, how the amount of each element is determined and how each element, and the company’s decisions with respect to it, fits into the company’s overall compensation objectives and affects decisions regarding other elements.  The eight components discussed below are:  base salary, annual incentives, long-term incentives, special grants, health and welfare benefits, retirement programs, perquisites and non-compete and change-of-control agreements.

•                Base Salary

Base salary for each named executive officer is established based on the scope of his or her responsibilities and experience, taking into account competitive market compensation paid by the comparator group for similar positions.  Because the Compensation Committee favors pay-for-performance, base salary levels are generally capped at the median of the comparator group.  Base salaries and new comparator group data are typically reviewed by the Compensation Committee each year and adjustments to executive officer salaries are considered:

•                                          when the comparator group data demonstrates a deviation from the market;

•                                          to recognize outstanding individual performance;

•                                          to recognize an increase in responsibilities over the prior year; or

•                                          to address internal equity matters.

In July 2009, Mr. Conti’s base salary was adjusted from $335,000 to $350,700 to reflect an increase in the median of the comparator group and to better align Mr. Conti with his internal peers.

•                Annual Incentives

Before or at the start of each year, the Compensation Committee approves the target annual incentive award for each executive officer.  These target awards are expressed as a percentage of base salary and, consistent with the Compensation Committee’s philosophy, generally set at the median of the comparator group of companies.  For 2009, the Compensation Committee approved target incentive awards as follows:  Mr. Gerber, 107%; Mr. Porges, 80%; Mr. Conti, 70%; Mr. Crawford, 80%; and Mr. Schlotterbeck, 80%. In July 2009, the 2010 target incentive award for Mr. Conti was increased to 80% of base salary to reflect an increase in the median of the comparator group and to better align Mr. Conti with his internal peers.

The Executive STIP, which is the annual bonus plan in which the named executive officers participate, is structured in a manner to preserve the full deductibility of awards under Section 162(m) of the Code.  In order to do this, the Compensation Committee establishes objectively determinable performance goals or measures under the Executive STIP before or at the beginning of each year.  Performance against these measures results in an objectively determinable bonus amount, except that the Compensation Committee is permitted to exercise, and has historically exercised, its downward discretion in determining the actual payout under the plan.  The Committee does not have discretion to pay a higher amount than that specified by the objective formula.

The performance measure approved for the 2009 Executive STIP, adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) compared to the business plan, was selected because adjusted EBITDA growth drives behavior consistent with the shareholders’ interests and the company’s business plan embodies the goals and priorities of the company.  In addition, the Committee agreed to consider EPS performance as a possible downward modifier.

Adjusted EBITDA for 2009 was calculated consistent with all generally accepted accounting principles line items, except that revenues are determined based on a fixed natural gas price. The Committee fixes the natural gas price in many of the company programs so as to avoid the undue positive or negative effect of natural gas prices which prices are beyond the control of plan participants and may be volatile.  The fixed natural gas price for the 2009 Executive STIP was $7.50 per Mcfe.

The maximum awards under the Executive STIP assume superior performance levels by executive officers.  Accordingly, the Committee also considers the following as a basis for exercising negative discretion in determining the actual incentive award for each named executive officer:

•                                          a report by the Corporate Governance Committee regarding Mr. Gerber’s performance.  Mr. Gerber provides a self assessment to the Corporate Governance Committee, which then meets in executive session without any company officer present to evaluate his performance.  The meeting is also typically attended by the Chair of the Compensation Committee who reports the results of the evaluation to the independent directors, including the Compensation Committee; and

•                                          a report by Mr. Gerber, prepared in consultation with David L. Porges, President and Chief Operating Officer, regarding the performance of each other named executive officer.

Adjusted EBITDA for 2009 of $709.1 million exceeded the company’s business plan by 1.6%, which resulted in a payout multiple of 2.16 X base salary for each executive officer.  Consistent with the Executive STIP and Section 162(m) of the Code, the Compensation Committee exercised downward discretion for the named executive officers other than Messrs. Gerber and Porges, taking into consideration each executive’s target annual incentive award, his contribution to the development and execution of the financial and operational drivers, the development of his management team and his performance review.  In addition, the Committee assessed: 2009 EPS, Mr. Gerber’s leadership in shareholder communications and management development and Mr. Porges’ leadership in the 2009 operational successes identified in the Executive Summary section of this Compensation Discussion and Analysis.

In January 2010, the Compensation Committee also awarded Mr. Gerber a cash bonus of $620,000 in recognition of his continued leadership in transitioning the company to an integrated energy company through investment in and expansion of the natural gas exploration and production business.

Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table column “Non-Equity Incentive Plan Compensation” for a description of the terms of the Executive STIP.

•                Long-Term Incentives

The primary vehicles for delivering long-term incentive compensation to the named executive officers in 2009 were a 2008 option grant and awards under the 2008 EPIP and the 2007 Supply LTIP.  Looking to 2010, on January 1, 2010, the Compensation Committee granted each named executive officer options and awards under the 2010 EPIP and the 2010 SIA.

2009 Long-Term Incentive Award (2008 EPIP and 2008 Stock Options)

In anticipation of the end of the 2005 Executive Performance Incentive Program (the “2005 EPIP”), a four year program which vested on December 31, 2008, and recognizing a need to implement a new program covering long-term incentive for 2009 and beyond, the Compensation Committee began discussing a replacement long-term incentive compensation program in July 2007.  The resulting program, which was contemplated to be the primary delivery vehicle for 2009 long-term incentive compensation, was approved in August 2008 in order to address concerns regarding retention of executives after the anticipated December 31, 2008 payout of the 2005 EPIP and also to serve as consideration for amendments to each executive’s confidentiality, non-solicitation and non-competition agreement and change of control agreement.

The Compensation Committee determined to approve both options and performance units to avail itself of the mix of influences of these two vehicles. Because a financial gain from stock options is possible only if the price of the company’s common stock increases over the life of the award, the Committee believes option grants encourage executives to focus on behaviors that should lead to a sustained long-term increase in the price of company stock, which benefits all shareholders.  As designed, the performance units similarly are expected to drive long-term value by ensuring both shareholder alignment and focus on business priorities by clearly communicating what is most important in driving business performance and ultimately creating shareholder value.  At the same time, performance units, unlike options, allow for the delivery of some value, assuming relative performance, even if the stock price declines after the grant date.  This feature gives the performance units a greater retention value than stock options but less leverage in a rising stock price environment.

Other than Mr. Schlotterbeck, the named executive officer awards were weighted 75% to options and 25% to performance units to expose the executive officers more directly to the share price risk.  Mr. Schlotterbeck’s award was 100% options in light of his outstanding 2007 Supply LTIP award.   In 2009, Mr. Crawford forfeited his 2008 EPIP award as consideration for an award under the 2007 Supply LTIP.

The performance measures for the 2008 EPIP are:

PERFORMANCE MEASURE	RATIONALE
The company’s total shareholder return (“TSR”) over the period July 1, 2008 through December 31, 2011, as ranked among the comparably measured TSR of the applicable peer group.	Payout contingent upon TSR ranking among peers forges a direct link to shareholder performance on a relative rather than absolute basis.

The company’s production sales revenues of $1.3 billion (measured at a fixed sales price of $4.82 per Mcf) over the period October 1, 2008 through September 30, 2011.	Drives behavior to increase production and thereby assures that payout is contingent upon shareholders receiving actual benefit from capital spending.

The combined award for each named executive officer other than Mr. Schlotterbeck was developed at the median of the comparator group and consists of one year (2009) of performance incentive, reflecting a Compensation Committee determination to return to annual long-term incentive grants after the four-year grants under the 2005 EPIP.  In considering the awards, the Compensation Committee evaluated whether other components of each executive’s total direct compensation was above or below the median of the applicable peer group.  Mr. Schlotterbeck’s award was set above median in recognition of the strategic importance of the EQT Production segment to the growth of the company and Mr. Schlotterbeck’s increased responsibilities for this segment.

Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table columns “Stock Awards” and “Option Awards” for a description of the terms of the 2008 EPIP and 2008 option awards.

2007 Supply LTIP

The Compensation Committee approved the 2007 Supply LTIP in July 2007 with a goal of driving production growth at the operational level.  Mr. Schlotterbeck has participated in this program since inception and his award represented three years of long-term incentive value at the time made. Mr. Crawford was granted an award under this program in March 2009.  Mr. Crawford’s award covers only the period from January 2009 through the end of the program and represents a portion of his long-term incentive value for that period.  Mr. Crawford received his award in recognition of his responsibility for, and in order to focus his efforts on, increasing sales volumes through his management of the EQT Midstream business.

The 2007 Supply LTIP commenced in July 2007 and runs through December 31, 2010.  The performance metrics are production sales revenues (as measured by total reported production sales volumes multiplied by a fixed sales price ($4.82 Mcf)) and, subject to limited exceptions, continued employment.

In March 2009, the Compensation Committee approved additional efficiency metrics as a reflection of the increasing importance of improving production per capital dollars and reducing gathering and compression expenses in the current capital constrained environment.  These additional metrics measure:

•                                          capital efficiency:  measured as gross drilling capital dollars spent divided by gross estimated ultimate reserves developed, in each case for qualifying wells completed between January 1, 2009 and December 31, 2010; and

•                                          direct gathering and compression expense efficiency:  measured as gathering and compression expense (excluding production taxes) divided by throughput, in each case for the period January 1, 2009 through December 31, 2010.

Mr. Schlotterbeck’s target award under the 2007 Supply LTIP was developed at the median of the comparator group and reflected three and one-half years of performance incentive.  In considering the target award, the Compensation Committee evaluated whether other components of Mr. Schlotterbeck’s target total direct compensation were below the median of the comparator.  Mr. Crawford’s 2009 award was set at the value of his 2008 EPIP award when granted and, accordingly, reflects only a portion of the value of his 2009 long-term incentive award.

Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table column “Stock Awards” for a description of the terms of the 2007 Supply LTIP.

2010 Long-Term Incentive Awards (2010 options, 2010 EPIP and 2010 SIA)

During 2009, the Compensation Committee reviewed various approaches to long-term compensation with a view toward developing a 2010 program that is performance driven, market competitive and tax efficient, minimizes earnings volatility, and aligns the interests of executives with the interests of shareholders.  The Committee also considered the importance of making significant progress on production and midstream strategic and operational goals.  Finally, the Compensation Committee committed that in 2009 and beyond at least 50% of the value of all equity granted to the named executive officers would be performance-based awards (not including options) earned only upon the achievement of disclosed performance metrics and hurdle rates.

As a result of this analysis the Compensation Committee designed a long-term incentive compensation program for 2010 that includes stock options and performance units under the 2010 EPIP and the 2010 SIA.  The Compensation Committee approved options and two forms of performance units to avail itself of the mix of influences of these three vehicles:

TYPE OF AWARD	PERCENT OF VALUE MEASURED AT MEDIAN OF MARKET (ORIGINAL DESIGN)	DISCUSSION
Stock Options	37.5%	Stock options encourage executives to focus on behaviors that should lead to a sustained long-term increase in the price of company stock, which benefits all shareholders.
2010 EPIP	37.5%

The 2010 EPIP performance units drive long-term value directly-related to stock performance but allow for the delivery of some value, assuming relative performance, even if the stock price declines.  Performance units have stronger retention value than options but less leverage in a rising stock price environment.

2010 SIA	25%

The Compensation Committee believes that the combination of 2010 adjusted EBITDA performance as compared to plan and individual, business unit and company value driver performance will directly target those drivers that are critical to the company’s long-term success.  Because the correlation between long-term success and value driver performance is not objectively measurable, the program design allocated a smaller percentage of each named executive officer’s 2010 long-term incentive award to the 2010 SIA.

In considering the target awards, the Compensation Committee evaluated whether other components of the executive’s target total direct compensation were above or below the median of the comparator group.  The awards made to Messrs. Gerber and Porges were at the median of the comparator group and were weighted among the three vehicles as shown in the table above.  In light of increased retention concerns due to activity in the Marcellus shale and the sale of a local gas distribution company, the Compensation Committee determined to, essentially, double the value delivered through the 2010 SIA to each of Messrs. Conti, Crawford and Schlotterbeck.  As a result, the awards for Messrs. Conti, Crawford and Schlotterbeck approximated the 60th percentile of the comparator group.

The options granted in 2010 have a term of seven-years, an exercise price of $43.92, and vest 50% on December 31, 2010, 25% on December 31, 2011 and 25% on December 31, 2012, contingent upon continued employment with the Company on such dates.

The performance measures for the 2010 EPIP are:

PERFORMANCE MEASURE	RATIONALE
The company’s TSR over the period January 1, 2010 through December 31, 2012, as ranked among the comparably measured TSR of the applicable peer group.	Payout contingent upon TSR ranking among peers forges a direct link to shareholder performance on a relative rather than absolute basis.
The company’s production sales revenues of $2.76 billion (measured at a fixed sales price of $6.00 per Mcf) over the period January 1, 2010 through September 30, 2012.	Drives behavior to increase production and thereby assures that payout is contingent upon shareholders receiving actual benefit from capital spending.

The performance measure for the 2010 SIA is the company’s 2010 adjusted EBITDA (using a fixed natural gas price of $6.00 per Mcfe) compared to the business plan.  If 2010 adjusted EBITDA is less than the company’s business plan, then the performance multiplier will be 0%.  If 2010 adjusted EBITDA equals or exceeds business plan, then the performance multiplier will be 300% subject to the Compensation Committee’s discretion to determine that a lower performance multiplier shall apply. If the threshold performance goal is achieved, the Compensation Committee expects to exercise such downward discretion.  In applying its discretion to each participant’s performance multiplier, the award agreements provide that Compensation Committee will consider the 2010 financial performance measures and value drivers applicable to each participant.  The Compensation Committee expects to determine the performance multiple for each participant early in 2011 at which time the number of units will become fixed and will be paid out in the form of common stock on January 1, 2013 (or an earlier change of control of the company) provided the officer is still employed on that date.

If earned, the 2010 EPIP units and the 2010 SIA awards are expected to be distributed in company common stock.  In recent years, many of the company’s long-term incentive programs were paid in cash in recognition of the fact that many of the more senior executives had accumulated substantial amounts of company stock and needed to diversify their personal assets. The Committee determined to change this practice in 2010 in recognition of the volatility cash-based programs imposed on the company’s earnings and with the view that some of the company’s rising leaders would benefit from additional stock ownership.

Because the 2010 EPIP and 2010 SIA awards and the 2010 option grants were made on January 1, 2010, they are not reflected in the Summary Compensation Table.  The chart below shows the awards made to each named executive officer:

NAME	NUMBER OF OPTIONS	NUMBER OF 2010 EPIP UNITS	NUMBER OF 2010 SIA UNITS
Murry S. Gerber	129,700	32,220	21,480
David L. Porges	57,200	14,190	9,460
Philip P. Conti	27,300	6,760	9,020
Randall L. Crawford	21,400	5,310	8,050
Steven T. Schlotterbeck	19,800	4,900	7,780

•                Special Grants

From time to time, special grants are approved by the Compensation Committee.  Special grants are typically considered (1) in connection with promotion where more stock exposure is desired; (2) to recognize extraordinary achievement; (3) in lieu of cash for annual incentive payments (where an employee has not met the stock ownership guidelines); (4) when the survey data demonstrates a significant deviation from market total direct compensation for the comparator group; (5) to drive specific performance behavior; and (6) in other meritorious circumstances.  Special grants typically take the form of restricted stock but other types of awards may be made when appropriate.

2009 SVP

The Compensation Committee approved the 2009 SVP, effective January 1, 2009, to ensure continued alignment with shareholders, to recognize the company’s evolution from a diversified utility to an integrated energy company and to continue to encourage sustained high performance and shareholder return.

The performance measures for the 2009 SVP were:

PERFORMANCE MEASURE	RATIONALE
The company’s TSR over the period February 23, 2005 to December 31, 2009, as ranked among the comparably measured TSR of the applicable peer group.	Payout contingent upon TSR ranking among peers forges a direct link to shareholder performance on a relative rather than absolute basis.
The company’s annualized average absolute return on total capital over the five-year period ending December 31, 2009.	Ensures that payout is contingent upon shareholders receiving actual return based on the efforts of management.

Upon completion of the 2009 SVP performance period, the awards were distributed in cash on December 31, 2009. In determining awards under the 2009 SVP, the Committee considered the unvested value of long-term incentives for the named executive officers at December 31, 2008, management’s efforts to increase shareholder value during the performance period and the unexpected and uncontrollable change in market conditions during the last six-months of 2008.

Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table columns “Stock Awards” for a description of the terms of the 2009 SVP.

Horizontal Drilling Special Grant

The company awarded a special grant to Mr. Schlotterbeck in 2006 (the “Horizontal Drilling Special Grant”) to encourage his leadership in the development of the horizontal drilling program, which had the potential to significantly increase the value of the company’s acreage through increased recovery.  The performance metrics under this program were number of horizontal wells spud each year and capital dollars approved for future drilling each year.  Based on the success of the program, the full value of the award ($992,815) vested in shares on February 2, 2009.   Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the Summary Compensation Table column “Stock Awards” for a description of the terms of the Horizontal Drilling Special Grant.

•                Health and Welfare Benefits

Named executive officers receive the same health and welfare benefits offered to other EQT employees including medical, prescription drug, dental, vision, short- and long-term disability, holiday pay and an employee assistance program.  The same contribution amounts, percentages and plan design provisions are applicable to all employees.

•                Retirement Programs

The named executive officers participate in the same defined contribution 401(k) plan as other non-represented employees at EQT.  Under the plan, the company automatically contributes an amount equal to 6% of each participant’s base salary to an individual investment account for the employee, subject to applicable tax regulations.  In addition, the company matches a participant’s elective contribution by contributing to the participant’s individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum company contribution of 3% of the employee’s base salary and to applicable tax regulations.

Once contributions for certain named executive officers reach the maximum level permitted under the 401(k) plan or by regulation, both company and employee contributions can be continued on an after-tax basis through the purchase by the employee of a retirement annuity product of Fidelity Investments Life Insurance Co.  This program contains no vesting requirements.

In 2009, Mercer (US) Inc. (“Mercer”) was engaged by the company to review the competitiveness of the company’s retirement program for executives.  Mercer concluded that the benefits were below median for the comparator group.  In 2010, in order to make the company’s contribution market competitive and with Towers Watson’s concurrence, the Compensation Committee approved a company contribution to the after-tax annuity program of an amount equal to 9% of each executive’s annual incentive award.

The company currently has no supplemental executive retirement plan (SERP) or deferred compensation obligations to any employee, including executive officers.  No executive officer participates in a defined benefit retirement plan with the company.

•                Perquisites

Consistent with its philosophy of pay for performance, the company provides modest perquisites to its executives that, in number and value, are below median competitive levels for the applicable comparator group.  Perquisites that are provided to each named executive officer include the following:  car allowance, a country club and a dining club membership, executive physical, financial planning, parking, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), and de minimis personal usage of company purchased event tickets.

The company does not own or lease condominiums or townhouses, watercraft or executive dining facilities for the named executive officers.  The company does not employ chauffeurs, personal security guards, chefs or house staff for any officer.  See footnote (4) to the “All Other Compensation” column in the Summary Compensation Table for a discussion and breakdown of the perquisites provided to the named executive officers in 2009.

•                Agreements with Named Executive Officers

The Compensation Committee believes that severance protections can play a valuable role in attracting, motivating and retaining highly talented executives.  The Committee also believes that having an existing agreement in place is preferable to negotiating an exit strategy at the time of an executive officer’s departure.  Accordingly, the company provides such protections for the named executive officers under their agreements which are described in detail under the caption “Potential Payments upon Termination or Change of Control.”  The Compensation Committee considers these protections to be an important part of an executive’s compensation and consistent with competitive practices.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding continued employment.  This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level.  Change of control benefits are intended to encourage executive officers to remain employed with the company during an important time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control.  Moreover, the amounts to be paid under the change of control agreements ensure that the interests of the executives will be materially consistent with the interests of the company’s shareholders when considering corporate transactions.

The change of control arrangements provide that payments are not made unless the executive’s employment is terminated by the company other than for cause or by the executive for good reason, within 24 months following the transaction.  The Compensation Committee believes that this structure strikes a proper balance between the incentives and the hiring, motivating and retention effects described above, without providing benefits to executives who continue to be employed by an acquiring company.  This structure may also be attractive to potential acquiring companies, who place significant value on retaining members of the executive team for some transition period.  Potential acquirers may have an incentive to constructively terminate the executive’s employment to avoid paying severance; accordingly, the Compensation Committee believes it is appropriate to provide severance benefits upon a termination by the executive for good reason.   The change of control agreements for Messrs. Gerber and Porges provide that good reason includes any termination by the executive during the thirty day period commencing on the one year anniversary of the change of control.  This mechanism facilitates negotiations regarding employment beyond a reasonable transition period following a change of control.

Finally, but importantly, the agreements with the named executive officers include covenants not to compete with, or solicit employees from, the company and to maintain the confidentiality of the company’s information, for a specified time.  The Compensation Committee believes that these covenants are extremely valuable to the company.

See “Potential Payments Upon Termination or Change of Control” for more detail regarding the company’s agreements with each named executive officer, including the value of the benefits.

Change-of-Control Excise Tax Provisions

If, in connection with a change of control of the company, any compensation to a named executive officer is accelerated or becomes vested, that executive could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the Code.  Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case the company would be denied a tax deduction for such excess parachute payments.  As indicated above, the company has entered into change of control agreements with all of the named executive officers which provide that if it is determined that any payment or distribution by the company to or for the executive’s benefit would constitute an “excess parachute payment,” the company will pay to the executive a gross-up payment to make the executive whole, as if the excise tax had not been incurred.  These gross-up payments, as well as the amount of the excess parachute payments, will not be deductible by the company.

The Committee has chosen to provide the change of control tax gross-up feature in these agreements in recognition of the discriminatory application of the excise tax.  For example, because the amount of the excise tax is directly related to the employee’s average taxable income over the five-year period preceding the change of control, the tax discriminates against long-serving employees in favor of new hires who may have received enhanced sign-on compensation and against individuals who do not exercise options in favor of those who do.  The tax gross-up eliminates this unintended differentiation among valued employees at the time of a change of control.

Cautionary Statements

The drill bit reserve replacement ratio is calculated using the reserve information provided in Footnote 22 to the company’s consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.  The drill bit reserve replacement ratio is the sum of extensions, discoveries and other additions, divided by production. These reserve additions have been generated from the company’s drilling program, which the company expects to continue to be a major source of reserve additions in the future.  However, the company’s ability to economically develop additional reserves depends on many factors beyond the company’s control and the company may not be successful in its development efforts.  The company believes that the reserve replacement ratio is an important analytical measure used within the company’s industry by investors and peers to evaluate, among other things, performance results of drilling programs. However, there are limitations as to the usefulness of this measure. For instance, the ratio does not reflect the cost of adding the reserves or indicate the potential value of the reserve additions.

Disclosures in this Compensation Discussion and Analysis (CD&A) may contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.  Without limiting the generality of the foregoing, forward-looking statements contained in this CD&A include the matters discussed regarding the expectation of performance under compensation plans and anticipated financial and operational performance of the company and its subsidiaries.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events.  While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is responsible for setting the company’s compensation principles that serve to guide the design of compensation plans and programs applicable to the executive officers of EQT Corporation.  The Compensation Committee charter establishes our duties and responsibilities, and is reviewed annually by the Committee.  A copy of the charter is available on the company’s website at www.eqt.com.  As set forth in the charter, Compensation Committee members annually review the performance of the executive officers and establish individual compensation levels for each.  The Compensation Committee considers the advice of Towers Watson, independent outside consultants selected by the Compensation Committee, in determining whether the amounts and types of compensation the company pays its executives are appropriate.

Dr. Phyllis A. Domm served as Chair of the Compensation Committee until she passed away on February 21, 2009.  We were deeply saddened by Dr. Domm’s death and will miss her dedicated service as a valued director and member of the Compensation Committee.

The Compensation Committee has reviewed all components of compensation for Mr. Gerber and the other named executive officers of the company.  This includes base salary, annual incentive compensation, long-term incentive compensation, perquisites and retirement plans.  Finally, the Compensation Committee periodically reviews the named executive officers’ total compensation under various termination scenarios, including change of control, termination by the company and resignation by the employee.

Based on our review, the Compensation Committee determined that total compensation of each of the named executive officers was reasonable and not excessive. We have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the management of EQT Corporation.  Based on this review and these discussions, we recommended to the Board of Directors that the CD&A be included in the EQT Corporation 2009 Annual Report on Form 10-K and Proxy Statement for 2009.

This report has been furnished by the Compensation Committee of the Board of Directors.

Lee T. Todd, Jr., Chair
A. Bray Cary, Jr.
James E. Rohr

The following tables contain information concerning the compensation of the company’s principal executive officer, principal financial officer, and each of the other three most highly compensated executive officers of the company in 2009.  These persons are sometimes referred to as the “named executive officers” in this proxy statement.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL
		($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Murry S. Gerber Chairman and Chief Executive Officer	2009 2008 2007	750,000 649,036 624,996	620,000 925,012 -	3,624,000 390,153 209,069	0 1,551,096 0	1,620,000 1,874,988 1,000,000	108,206 96,403 116,962	6,722,206 5,486,688 1,951,027

David L. Porges President and Chief Operating Officer	2009 2008 2007	520,000 443,269 420,192	- - -	2,416,000 214,930 0	0 1,126,944 0	1,123,200 1,480,000 725,000	79,715 83,935 73,500	4,138,915 3,349,078 1,218,692

Philip P. Conti Senior Vice President and Chief Financial Officer	2009 2008 2007	341,643 319,230 284,040	- - -	434,880 63,510 0	0 579,984 0	550,000 600,000 285,000	59,995 60,648 58,690	1,386,518 1,623,372 627,730

Randall L. Crawford Senior Vice President	2009 2008 2007	350,700 325,324 284,040	- - -	1,417,708 72,645 0	0 897,840 0	650,000 700,000 300,000	61,618 58,323 66,402	2,480,026 2,054,132 650,442

Steven T. Schlotterbeck Vice President	2009 2008	350,700 300,520	- -	338,240 2,163,340	0 897,840	650,000 700,000	46,322 58,100	1,385,262 4,119,800

(1)  This column reflects the aggregate grant date fair value in the applicable year for (a) performance units granted under the 2007 Supply LTIP, 2008 EPIP and 2009 SVP, and (b) restricted stock granted under the 1999 LTIP, including shares of stock awarded to Mr. Schlotterbeck in connection with the Horizontal Drilling Special Grant, using the assumptions described below.  Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions exclude the impact of estimated forfeitures.

The 2007 Supply LTIP is a three and one-half year program that provides stock-based awards.  Mr. Crawford was granted an award under the 2007 Supply LTIP on March 5, 2009 and Mr. Schlotterbeck was granted an award under the 2007 Supply LTIP on August 15, 2007.  No other named executive officer participates in the 2007 Supply LTIP.  The performance period for Mr. Crawford’s award is January 1, 2009 through December 31, 2010 and the performance period for Mr. Schlotterbeck’s award is July 1, 2007 through December 31, 2010.  The grant date fair values of the awards were: $922,428 for Mr. Crawford and $934,578 for Mr. Schlotterbeck.  The calculation of the grant date fair value of Mr. Crawford’s award was computed by multiplying the 15,000 awarded units by an assumed performance factor of 2.16X.  Resulting awarded units were multiplied by $28.47 (the closing stock price on the March 5, 2009 grant date).   The calculation of the grant date fair value of Mr. Schlotterbeck’s award was computed by multiplying the 19,230 awarded units by an assumed performance factor of 1.00X.  Resulting awarded units were multiplied by $48.60 (the closing stock price on the August 15, 2007 grant date).  Assuming that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $1,281,150 for Mr. Crawford and $2,803,734 for Mr. Schlotterbeck.  See the caption “Stock  Awards – 2007 Supply LTIP” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the 2007 Supply LTIP.

The 2008 EPIP is a three and one-half year program that provides stock-based awards.  Messrs. Gerber, Porges, Conti and Crawford were granted awards under the 2008 EPIP on August 5, 2008.  The performance period for the 2008 EPIP is July 1, 2008 through December 31, 2011.   The grant date fair values of the awards were: $169,940 for Mr. Gerber; $104,545 for Mr. Porges; $63,510 for Mr. Conti; and $72,645 for Mr. Crawford.  The

grant date fair values were computed by multiplying the number of units awarded to each named executive officer who participates in the 2008 EPIP (11,720 for Mr. Gerber; 7,210 for Mr. Porges; 4,380 for Mr. Conti; and 5,010 for Mr. Crawford) by $14.50, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (a) risk-free rate of return: 2.9%; (b) dividend yield: .06534; (c) volatility: 23.58%; and (d) term: 3.4 years.  Assuming that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $2,039,928 for Mr. Gerber; $1,254,938 for Mr. Porges; $762,362 for Mr. Conti; and $872,017 for Mr. Crawford.  Mr. Crawford forfeited his award under the 2008 EPIP upon his receipt of the 2007 Supply LTIP award described above.  See the caption “Stock Awards –2008 EPIP” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the 2008 EPIP.

The 2009 SVP was a one year program that provided stock-based awards.  Each named executive officer was granted an award under the 2009 SVP on January 1, 2009 and the vesting and payment of the awards occurred on December 31, 2009.  The grant date fair values of the awards were $3,624,000 for Mr. Gerber; $2,416,000 for Mr. Porges; $434,880 for Mr. Conti; $495,280 for Mr. Crawford; and $338,240 for Mr. Schlotterbeck.  The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (300,000 for Mr. Gerber; 200,000 for Mr. Porges; 36,000 for Mr. Conti; 41,000 for Mr. Crawford; and 28,000 for Mr. Schlotterbeck) by $12.08, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (a) risk-free rate of return: 0.40%; (b) dividend yield: 0.1073; (c) volatility: 65.86%; and (d) term: 1-year.  Assuming that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been $16,031,489 for Mr. Gerber; $10,687,660 for Mr. Porges; $1,923,779 for Mr. Conti; $2,190,970 for Mr. Crawford; and $1,496,272 for Mr. Schlotterbeck.  See the caption “Stock Awards – 2009 SVP” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the 2009 SVP.

See the caption “Compensation Discussion and Analysis” under “Executive Compensation” for a further discussion of the 2007 Supply LTIP, 2008 EPIP, 2009 SVP and Horizontal Drilling Special Grant.

(2)  This column reflects the grant date fair value of option awards issued in 2008 calculated by multiplying the number of options awarded to each named executive officer (150,300 for Mr. Gerber; 109,200 for Mr. Porges; 56,200 for Mr. Conti; 87,000 for Mr. Crawford; and 87,000 for Mr. Schlotterbeck) by $10.32, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (a) risk-free rate of return: 3.28%; (b) dividend yield: 1.51%; (c) volatility factor: 22%; and (d) expected term: 5 years.

See the caption “Option Awards –2008 Options” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the 2008 options.

(3)  This column reflects the dollar value of annual incentive compensation earned under the Executive STIP during the applicable year.  The awards were paid to the named executive officers in cash in the first quarter of the following year.  See the caption “Non-Equity Incentive Plan Compensation - Executive STIP” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the Executive STIP.

(4)  This column includes the dollar value of premiums paid by the company for group life, accidental death and dismemberment insurance, the company’s contribution to the 401(k) plan and the 2006 payroll deduction and contribution plan, and perquisites.  For 2009, these amounts were as follows:

			2006
			PAYROLL
			DEDUCTION
			AND
		401(K)	CONTRIBUTION	PERQUISITES
NAME	INSURANCE	CONTRIBUTIONS	PLAN	(SEE BELOW)	TOTAL
	($)	($)	($)	($)	($)
Murry S. Gerber	1,890	17,262	50,400	38,654	108,206
David L. Porges	1,310	20,550	26,700	31,155	79,715
Philip P. Conti	861	20,700	11,262	27,172	59,995
Randall L. Crawford	884	17,442	14,463	28,829	61,618
Steven T. Schlotterbeck	884	19,550	0	25,888	46,322

The perquisites the company provided to each named executive officer in 2009 are itemized below:

NAME	CAR ALLOWANCE ($)	COUNTRY AND DINING CLUB ANNUAL DUES ($)	FINANCIAL PLANNING ($)	PARKING ($)	PHYSICAL ($)	TOTAL PERQUISITES ($)
Murry S. Gerber	9,180	9,320	15,000	2,404	2,750	38,654
David L. Porges	9,180	12,471	7,100	2,404	0	31,155
Philip P. Conti	9,060	8,758	4,200	2,404	2,750	27,172
Randall L. Crawford	9,060	11,040	4,125	2,404	2,200	28,829
Steven T. Schlotterbeck	9,060	8,124	4,050	2,404	2,250	25,888

The car allowance is an amount paid to the executive intended to cover the annual cost of acquiring, maintaining and insuring a car.  The entire cost of country and dining club dues has been included in the table although the company believes that only a portion of the cost represents a perquisite.  Financial planning is the actual cost to the company of providing to each executive financial planning and tax preparation services.  The named executive officers may use two tickets purchased by the company to attend up to three sporting or other events when such tickets are not otherwise being used for business purposes.   The costs of such tickets used for personal purposes are considered de minimis by the company and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to the company associated with such use.  In 2009, none of the named executive officers used tickets purchased by the company to attend sporting or other events in excess of the three event de minimis level.

GRANTS OF PLAN-BASED AWARDS

	TYPE OF	GRANT	APPROVAL	ESTIMATED FUTURE PAYOUTS UNDER NON- EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	AWARD	DATE	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	AWARDS
	(1)			($) (2)	($) (2)	($) (2)	(#) (3)	(#) (3)	(#) (3)	($)
Murry S. Gerber	ESTIP SVP	12/3/2008 1/1/2009	- 12/23/2008	0 -	802,500 -	2,250,000 -	- 0	- 300,000	- 750,000	- 3,624,000
David L. Porges	ESTIP SVP	12/3/2008 1/1/2009	- 12/23/2008	0 -	416,000 -	1,560,000 -	- 0	- 200,000	- 500,000	- 2,416,000
Philip P. Conti	ESTIP SVP	12/3/2007 1/1/2009	- 12/23/2008	0 -	245,490 -	1,052,100 -	- 0	- 36,000	- 90,000	- 434,880
Randall L. Crawford	ESTIP SLTIP SVP	12/3/2008 3/5/2009 1/1/2009	- 3/5/2009 12/23/2008	0 - -	280,560 - -	1,052,100 - -	- 0 0	- 15,000 41,000	- 45,000 102,500	- 922,428 495,280
Steven T. Schlotterbeck	ESTIP SVP	12/3/2008 1/1/2009	- 12/23/2008	0 -	280,560 -	1,052,100 -	- 0	- 28,000	- 70,000	- 338,240

(1)  Type of Award:

ESTIP = Executive STIP
SLTIP =  2007 Supply LTIP Awards

SVP = 2009 Shareholder Value Plan Awards

(2)  These columns reflect the annual incentive award threshold, target and maximum amounts payable under the Executive STIP.  Under the Executive STIP, a formula based on adjusted EBITDA compared to the company’s business plan establishes the maximum payment from which the Compensation Committee typically exercises its discretion downward in determining the actual payment.  The threshold, target and maximum amounts range from no payment (threshold), to the percentage of base salary identified as the target annual incentive award (target), to three times base salary (maximum), as defined under the plan.  See the caption “Non-Equity Incentive Plan Compensation - Executive STIP” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the Executive STIP.

(3)  These columns reflect the threshold, target and maximum number of stock awards payable under the 2007 Supply LTIP and 2009 SVP.  Under the 2007 Supply LTIP, the performance metrics are production sales revenues (as measured by total reported production sales volumes multiplied by a fixed sales price of $4.82 per Mcf).  The payout multiple under the 2007 Supply LTIP may be increased if the company achieves certain efficiency improvements.  The 2007 Supply LTIP threshold, target and maximum unit amounts range from 0% of units granted (threshold), to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the increases in production sales revenues over three performance sub-periods and achievement of efficiency improvements.  Under the 2009 SVP, the performance metrics are total shareholder return compared to a peer group of companies and annualized average absolute return on total capital (“ROTC”).  The 2009 SVP threshold, target and maximum unit amounts range from 0% of units granted (threshold), to 100% of units granted (target), to 250% of units granted (maximum), dependent upon the company’s relative total shareholder return ranking and ROTC.   See the captions “Stock Awards – 2007 Supply LTIP” and “Stock Awards – 2009 SVP” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the 2007 Supply LTIP and 2009 SVP.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Set forth below is a discussion of the material elements of the company’s executive compensation program.  This discussion should be read in conjunction with the discussion under the caption “Compensation Discussion and Analysis” under “Executive Compensation” and the Summary Compensation and Grants of Plan-Based Awards Tables.

Base Salary and Bonus

The base salary for each named executive officer reflected in the table above is the base salary actually earned, and reflects a proportionate amount of any increase made, during the applicable year.  Mr. Gerber was awarded a bonus in 2008 and 2009.  See the discussion under the caption “Compensation Discussion and Analysis” under “Executive Compensation” for a discussion of Mr. Gerber’s 2009 bonus.

Non-Equity Incentive Plan Compensation - Executive STIP

Early each year, the Compensation Committee establishes the performance measure for determining awards under the Executive STIP.   This performance measure establishes the maximum annual incentive award that the Committee may approve as “performance-based compensation” for tax purposes pursuant to Section 162(m) of the Code subject to the shareholder approved individual limit set forth in the Executive STIP, but does not set an expectation for the amount of annual incentive that will actually be paid.  The Compensation Committee is permitted to exercise, and has generally exercised, its discretion downward in determining the actual payout under the annual incentive plan.  The Committee may not exercise upward discretion.  The 2009 performance measure approved for the Executive STIP was adjusted EBITDA compared to the company’s business plan as follows:

EBITDA COMPARED TO BUSINESS PLAN	MAXIMUM MULTIPLE OF PARTICIPANT BASE SALARY
10% or more in excess of plan	3.00X
5% in excess of plan	2.50X
Plan	2.00X
5% below plan	0.50X
10% or more below plan	0.00X

The maximum award is interpolated between levels and capped at 3.00X base salary.  The Company’s actual adjusted EBITDA of $709.1MM was 1.6% in excess of plan which allowed the Committee to award an annual incentive to each executive officer of 2.16X his or her base salary.  As described under the caption “Compensation Discussion and Analysis” under “Executive Compensation,” the Committee exercised its discretion to pay Messrs. Conti, Crawford and Schlotterbeck a lesser amount.

The Executive STIP provides that the annual awards will be paid in cash, subject to Committee discretion to pay in equity in the event an executive officer has not met his or her stock ownership guidelines.

Stock Awards – 2007 Supply LTIP

Mr. Crawford was granted 15,000 units under the 2007 Supply LTIP on March 5, 2009, and Mr. Schlotterbeck was granted 19,230 units under this plan on August 15, 2007.  No other named executive officer participates in this plan.  The 2007 Supply LTIP commenced in July 2007 and runs through December 31, 2010.   The performance metrics are production sales revenues (as measured by total reported production sales volumes multiplied by a fixed sales price of $4.82 per Mcf) and, subject to limited exceptions, continued employment.

The three and one-half year performance period is broken down into three sub-periods, with goals established for each period.  Mr. Schlotterbeck’s award was allocated 20% to the first sub-period, 30% to the second sub-period and 50% to the third sub-period.  Mr. Crawford’s award was allocated 37% to the second sub-period and 63% to the third sub-period.  None of Mr. Crawford’s award was allocated to the first performance sub-period, as he was not a participant in the program at that time.

Production sales revenues are determined for each sub-period and for two cumulative periods, one consisting of the full three and one-half year performance period and the other consisting of the two year period from January 1, 2009 to December 31, 2010.  Mr. Crawford is eligible for the two year cumulative period, and Mr. Schlotterbeck for the three and one-half year cumulative period.  Upon satisfaction of all performance metrics, participants will be paid based upon the multiple for each sub-period or, if greater, the applicable cumulative multiple.

The first sub-period ended on December 31, 2008 with an increase in annual production sales revenues of 10% from 2006, which resulted in a 2.30X payout multiple for the first sub-period.  The second sub-period ended on December 31, 2009 with an increase in annual production sales revenues of 31% from 2006, which resulted in a 2.90X payout multiple for the second sub-period. The range of payout multiples for the third sub-period and the two year and three and one-half year cumulative periods measured by increases in production sales revenue over the 2006 base year are approximately as follows:

PAYOUT MULTIPLE	THIRD SUB-PERIOD (2010)	TWO YEAR CUMULATIVE TARGET	THREE AND ONE-HALF YEAR CUMULATIVE TARGET
0	Increase in production sales revenues from base year less than 18%	Increase in production sales revenues from base year less than 129%	Increase in production sales revenues from base year less than 284%
1.0X	Increase in production sales revenues from base year equal to 19%	Increase in production sales revenues from base year equal to 132%	Increase in production sales revenues from base year equal to 288%
3.0X	Increase in production sales revenues from base year equal to or greater than 55%	Increase in production sales revenues from base year equal to or greater than 187%	Increase in production sales revenues from base year equal to or greater than 350%

The payout multiple is interpolated between the 1.0X payout multiple and the 3.0X payout multiple.  The payout multiple will be increased, but not over 3.0X, if the company achieves improvements in:

•                                          capital efficiency:  measured as gross drilling capital dollars spent divided by gross estimated ultimate reserves developed, in each case for qualifying wells completed between January 1, 2009 and December 31, 2010 (an additional 0.1X for each 2% improvement on a base of $1.90 per Mcfe up to a maximum addition of 0.5X); and

•                                          direct gathering and compression expense efficiency:  measured as gathering and compression expense (excluding production taxes) divided by throughput, in each case for the period January 1, 2009 through December 31, 2010 (an additional 0.1X for each 2% improvement on a base of $0.436 per Dth up to a maximum addition of 0.5X).

If earned, the share units are expected to be distributed in cash in an amount equal to the awarded share units multiplied by (i) the payout multiple and (ii) the Company’s stock price at the end of the performance period.

Stock Awards – 2008 EPIP

Awards under the 2008 EPIP were granted on August 5, 2008.   Messrs. Gerber, Porges and Conti participate in the 2008 EPIP.

The performance measures for the 2008 EPIP are:

•                                          The company’s TSR over the period July 1, 2008 through December 31, 2011, as ranked among the comparably measured TSR of the applicable peer group; and

•                                          The company’s production sales revenues of $1.3 billion (measured at a fixed sales price  of $4.82 per Mcf) over the period October 1, 2008 through September 30, 2011.

The payout opportunity under the 2008 EPIP ranges from:

•                                          no payout if the company is one of the lowest-ranking three companies in the applicable peer group as to TSR; to

•                                          target payout if the company is the median performer in the applicable peer group as to TSR; to

•                                          three times the target award if the company is one of the three highest-ranking companies in the applicable peer group as to TSR.

The Compensation Committee may reduce the payout multiple by up to .75X if the Company does not attain the specified production sales revenue target.  If the Company’s relative TSR ranking is median or above, the payout multiple may not be decreased below 1.00X.

If earned, the share units are expected to be distributed in cash in an amount equal to the awarded share units multiplied by (i) the payout multiple and (ii) the company’s stock price at the end of the performance period.

Stock Awards – 2009 SVP

Awards under the 2009 SVP were granted on January 1, 2009.   Each named executive officer was awarded units under the 2009 SVP.

The performance measures for the 2009 SVP were:

•                                          The company’s TSR over the period February 23, 2005 to December 31, 2009, as ranked  among the comparably measured TSR of the applicable peer group; and

•                                          The company’s annualized average absolute ROTC over the five-year period ending December 31, 2009.

Upon completion of the 2009 SVP performance period, the awards were distributed in cash and each participant’s payout was determined, generally, as follows:

Participant’s share units X (participant’s performance adjusted unit value – the threshold unit value of $63.82)

A participant’s performance adjusted unit value was calculated as follows:

(Participant’s share units + dividends accrued) X payout factor (see below) X stock price at end of performance period

Participant’s share units

The payout opportunity under the 2009 SVP ranged from:

•                                          zero if the company was one of the nine lowest-ranking companies in the applicable peer group as to TSR and had annualized average absolute ROTC of less than 8%; to

•                                          1.0X if the company was one of the four middle performers in the applicable peer group as to TSR and had annualized average absolute ROTC of between 8% and 9%; to

•                                          2.5X if the company was one of the four highest-ranking companies in the applicable peer group as to TSR and had annualized average absolute ROTC that is at least 10%.

The performance period for the 2009 SVP ended on December 31, 2009, with the company having achieved actual relative TSR of 68.6%, resulting in a ranking of 6 out of 26 companies, and ROTC of 13.1%, resulting in a 2.25X payout multiple.  Because the above formula had the affect of allowing a payment only when the performance adjusted unit value exceeded $63.82, each unit had a value of $46.17 at payout.

Option Awards – 2008 Options

The 2008 stock options were awarded on August 5, 2008.   Each named executive officer was awarded options.  The options are seven-year options, with an exercise price of $48.91, and a vesting schedule as follows: 50% vested on December 31, 2009, 25% vested on December 31, 2010 and 25% vested on December 31, 2011, contingent upon continued employment with the Company on such dates.

Horizontal Drilling Special Grant

In 2006 before drilling its first horizontal well, the company approved a special $1,000,000 award to Mr. Schlotterbeck (the “Horizontal Drilling Special Grant”), payable upon the satisfaction of the following performance metrics:

•                                          2006:  A minimum of 5 horizontal wells spud and approval by the board of 2007 capital dollars to fund a minimum of 20 additional wells;

•                                          2007:  A minimum of 20 horizontal wells spud and approval by the board of 2008 capital dollars to fund a minimum of 25 additional wells; and

•                                          2008:  A minimum of 25 horizontal wells spud and approval by the board of 2009 capital dollars to fund a minimum of 50 additional wells.

In fact, the company spud a total of 482 horizontal wells during the performance period, with 389 in 2008 alone.

Although originally designed to be paid in cash, in 2008, at Mr. Schlotterbeck’s request, the Compensation Committee agreed to pay the target award, if earned, in 29,000 shares of company stock, which approximated the original target award converted to shares at the average daily closing price for the month of May 2006 when the award was granted. The full value of $992,815 vested in shares on February 2, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#) (1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (3)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (4)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (5)
Murry S. Gerber	325,000	-	15.76	3/14/2011	5,065	222,455	11,720	399,551
	150,000	-	17.88	2/27/2013	4,120	180,950	-	-
	75,150	-	48.91	8/5/2015	-	-	-	-
	-	75,150	48.91	8/5/2015	-	-	-	-
David L. Porges	240,000	-	9.92	3/14/2010	2,065	90,695	7,210	245,799
	6,000	-	17.24	3/12/2012	-	-	-	-
	95,000	-	17.88	2/27/2013	-	-	-	-
	54,600	-	48.91	8/5/2015	-	-	-	-
	-	54,600	48.91	8/5/2015	-	-	-	-
Philip P. Conti	28,100	-	48.91	8/5/2015	-	-	4,380	149,320
	-	28,100	48.91	8/5/2015	-	-	-	-
Randall L. Crawford	43,500	-	48.91	8/5/2015	-	-	15,000	716,445
	-	43,500	48.91	8/5/2015	-	-	-	-
Steven T. Schlotterbeck	9,868	-	17.24	3/12/2012	1,039	45,633	19,230	1,140,185
	15,400	-	17.88	2/27/2013	-	-	-	-
	43,500	-	48.91	8/5/2015	-	-	-	-
	-	43,500	48.91	8/5/2015	-	-	-	-

_______________

(1)       The options reflected in this column vest according to the following schedule: 50% on December 31, 2010 and 50% on December 31, 2011. In the event of a change of control of the company, the vesting of option awards may accelerate.  See the caption “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(2)       The following table reflects the vesting date of each tranche of unvested restricted stock awards (including accrued dividends) for each named executive officer:

NAME	RESTRICTED STOCK AWARDS (#)	GRANT DATE	VESTING DATE	CLOSING MARKET PRICE ON DATE OF GRANT ($)
Murry S. Gerber	5,065	2/6/2007	2/6/2010	43.83
	4,120	1/31/2008	1/31/2011	55.75
David L. Porges	2,065	1/31/2008	1/31/2011	55.75
Steven T. Schlotterbeck	1,039	2/20/2008	2/20/2011	61.42

In the event of death, disability or an involuntary termination of the executive’s employment or a change of control of the company, the vesting of restricted stock awards may accelerate.  See the caption “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(3)       This column reflects the market value of unvested restricted stock awards outstanding (including accrued dividends) based on the closing price of the company’s stock on December 31, 2009, which was $43.92.

(4)       This column reflects the number of share units awarded  pursuant to the 2007 Supply LTIP and the 2008 EPIP that have not vested.   Awards under the 2007 Supply LTIP and the 2008 EPIP do not vest until payment following the end of the respective performance periods.  In the event of death, disability or an involuntary termination of the executive’s employment or a change of control of the company, the vesting of the 2007 Supply LTIP and the 2008 EPIP awards may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(5)       This column reflects the payout value at December 31, 2009 of unearned share units awarded (including accrued dividends) pursuant to the 2007 Supply LTIP and the 2008 EPIP that have not vested.  The valuation assumes a 2.90X and a 2.70X performance multiple for Mr. Crawford and Mr. Schlotterbeck, respectively, under the 2007 Supply LTIP, a .75X performance multiple under the 2008 EPIP and a share price of $43.92, which was the closing price of the company’s common stock on December 31, 2009.  The actual payout will depend on the company’s actual performance through, and the stock price at the end of, the performance period.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS(1)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (2)	VALUE REALIZED ON VESTING ($) (3)
Murry S. Gerber	-	-	300,000	13,851,000
David L. Porges	-	-	200,000	9,234,000
Philip P. Conti	-	-	45,566	1,983,159
Randall L. Crawford	-	-	45,252	2,035,654
Steven T. Schlotterbeck	-	-	57,000	2,285,575

_______________

(1)    No options were exercised in 2009.

(2)       This column reflects the aggregate number of restricted stock awards and 2009 SVP awards that vested in 2009.

(3)    This column reflects the value realized by the executive upon the vesting of restricted stock (including accrued dividends) and 2009 SVP awards (including accrued dividends).  The value realized for restricted stock that vested in 2009 was:  $321,039 for Mr. Conti; $142,684 for Mr. Crawford; and $992,815 for Mr. Schlotterbeck (Horizontal Drilling Special Grant).  The value realized for 2009 SVP awards (including accrued dividends) that vested in 2009 was:  $13,851,000 for Mr. Gerber; $9,234,000 for Mr. Porges; $1,662,120 for Mr. Conti; $1,892,970 for Mr. Crawford; and $1,292,760 for Mr. Schlotterbeck.

PENSION BENEFITS

None of the named executive officers participates in a company-sponsored defined benefit pension plan.

NONQUALIFIED DEFERRED COMPENSATION

The company does not maintain a deferred compensation plan for employees, and there are no deferred compensation balances.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The company maintains certain plans and has entered into certain agreements that require the company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the company.  These plans and agreements are summarized below and such summaries are qualified in their entirety by reference to the full text of such plans and agreements.  The 1999 LTIP, the 2007 Supply LTIP, the 2008 EPIP, the 2009 LTIP, the 2009 SVP, the Executive STIP, and the written agreements described below have been filed with the SEC as exhibits to the company’s 2009 Annual Report on Form 10-K.  Although paid out on December 31, 2009, the following includes a discussion of the 2009 SVP in order to fully describe the payments that would have been triggered upon a hypothetical termination of employment or change of control on December 31, 2009.

Payments to be Made Pursuant to Company Plans

LTIPs

Restricted Stock

Typically, restricted stock granted under the LTIPs fully vests at the end of the established service period, usually the third anniversary of the award’s grant date.  In the event of a voluntary termination of employment (including retirement) prior to the end of the service period, all unvested restricted stock awards are forfeited by the executive.  In the event of death, disability or an involuntary termination of employment without fault by the executive prior to the end of the service period, previously unvested restricted stock awards will vest in accordance with the following schedule:

DATE OF DEATH, DISABILITY OR TERMINATION	PERCENT VESTED
Prior to first anniversary of grant date	0%
First anniversary of grant date through day prior to second anniversary of grant date	25%
Second anniversary of grant date through day prior to third anniversary of grant date	50%

Stock Options

The options granted to the named executive officers in 2008 have a seven-year term and vest in accordance with the following schedule: 50% vested on December 31, 2009, 25% vests on December 31, 2010 and 25% vests on December 31, 2011.  In the event of a voluntary termination of employment (including retirement) or a termination of employment for cause, all unvested and unexercised vested options are forfeited immediately.  Upon a termination of employment for any other reason, all unvested options are forfeited and unexercised vested options are forfeited unless exercised within 90 days after the termination date (except in the event of death or disability, in which case the post-termination exercise period will be one year).

2007 Supply LTIP

Payments under the 2007 Supply LTIP are expressly contingent upon satisfaction of certain employment conditions.  Awarded share units applicable to any of the three performance periods are forfeited if the participant’s employment is terminated for any reason before the end of the applicable performance period.  Awarded share units applicable to the first and second performance periods are forfeited if the participant’s employment is terminated for any reason before the earlier of (x) December 31, 2010 or (y) the early termination of the then-current performance period by reason of a change of control or otherwise, except for (i) an involuntary termination of participant’s employment by the company for reasons other than misconduct, failure to perform or other cause, (ii) the participant’s death or (iii) the participant’s disability.   Finally, awarded share units applicable to the third performance period and the cumulative performance periods shall be forfeited if the participant’s employment is terminated for any reason prior to the end of the third performance period.

2008 EPIP

The 2008 EPIP contains guidelines for determining the extent to which awards may be paid to a participant who terminates employment prior to payment.  Under the guidelines, participants who die or become disabled before payment may receive payment for a percentage of their awarded share units for the performance period, contingent upon achievement of the performance conditions, as follows:

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
July 1, 2009 – December 31, 2010	50%
January 1, 2011 – December 31, 2011	75%

Likewise, if the termination is due to reasons such as reorganization, and not due to the fault of the participant, the participant may receive payment for awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions, as follows:

TERMINATION DATE	AWARDED SHARE UNITS
July 1, 2009 – December 31, 2010	25%
January 1, 2011 – December 31, 2011	50%

A participant whose position with the company changes to a non-program eligible position during the performance period as determined by the company but who remains employed throughout the entire performance period may receive payment for awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions, as follows:

CHANGE OF POSITION DATE	AWARDED SHARE UNITS
July 1, 2009 – December 31, 2010	25%
January 1, 2011 – December 31, 2011	50%

The guidelines provide for no payment upon a participant’s retirement, resignation or termination for reasons of misconduct, failure to perform or other cause.

2009 SVP

The 2009 SVP terminated and awards were paid out on December 31, 2009.  The 2009 SVP contained guidelines for determining the extent to which awards could be paid to an employee who terminated employment prior to payment.  Under the guidelines, participants who died or became disabled on or after October 1, 2009 and before the end of the performance period, could receive payment for 100% of his or her awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions.  Likewise, the guidelines provided that a participant whose employment was terminated on December 31, 2009 and thereafter due to reasons such as reorganization, and not due to the fault of the participant, could receive payment for 100% of his or her awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions. The guidelines provided for no payment upon a retirement, resignation or termination for reasons of misconduct, failure to perform or other cause.

Change of Control Under LTIPs

Under the 1999 LTIP, unless an award otherwise provides, in the event of a change of control:

•                  all unvested restricted stock awards, including accrued dividends, automatically vest; and

•                  the performance periods under the 2008 EPIP and the 2009 SVP automatically end, performance is calculated and amounts earned through the date of the change of control are paid out following the close of the performance periods.

The 2007 Supply LTIP is the only program under the 1999 LTIP with alternative terms.  In the event of a change of control (as defined in the 1999 LTIP), under the 2007 Supply LTIP:

•                  the Compensation Committee may cause the then-current performance period to terminate on the date of the change of control; and

•                  if the Committee terminates the then-current performance period, the performance targets for the period are adjusted for the pro-rata portion of the performance period that elapsed and the resulting awarded share units payable are paid to each participant.

Under the 2009 LTIP, unless an award otherwise provides, in the event of a change of control all unvested restricted stock awards, including accrued dividends, automatically vest.

The LTIPs define change of control to mean, generally, any of the following events:

•                  the sale of all or substantially all of the company’s assets, unless the company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

•                  the acquisition by a person or group of beneficial ownership of 20% or more of the company’s common stock, subject to enumerated exceptions;

•                  the termination of the company’s business and the liquidation of the company;

•                  the consummation of a merger or consolidation of the company, unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold more than 60% of the voting securities of the resulting entity, no person beneficially owns 20% or more of the company’s securities and individuals serving on the company’s Board constitute at least a majority of the resulting entity’s board; and

•                  a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

The change of control vesting feature of the 1999 LTIP and the 2009 LTIP, which were approved by the company’s shareholders in 2004 and 2009, respectively, are in place because the company believes that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that may result in the elimination or de-listing of the company’s stock.  This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.  In addition, it provides the company’s employees with the same opportunities as the company’s other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

General

Executives have no rights in respect of awards under the 2007 Supply LTIP, the 2008 EPIP or the 2009 SVP prior to payment.

Executive Short-Term Incentive Plan

The Executive STIP contains guidelines to determine awards when the participant’s status changes during the year.  The guidelines provide for no payment in the case of an executive who is terminated for reasons of misconduct, failure to perform or other cause.  Executives may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the executive), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the executive otherwise qualifying for incentive payment, and subject to the Compensation Committee’s discretion to pay a lesser amount.

In the event of a change of control (as defined in the 2009 LTIP), the plan year under the Executive STIP will automatically end, the performance objectives shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards will be paid to participants, subject to terms of the plan and the Compensation Committee’s discretion to pay a lesser amount.

Executives have no rights in respect of awards under the Executive STIP prior to payment.

Other Plans

The company maintains a severance pay plan for eligible employees whose employment is terminated by the company for reasons other than misconduct or performance.  Executives with individually executed agreements with the company are not eligible for benefits under the severance pay plan unless their individually negotiated agreements specifically provide for such benefits.  The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims.  The maximum benefit available under the severance pay plan consists of (i) a lump-sum cash severance payment equal to the individual’s bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service and (ii) continuation of medical benefits for a maximum period of 12 months.

The company provides a life insurance benefit equal to one times base salary for all employees.  Each named executive officer receives an additional one times base salary life insurance benefit.

It has been the company’s practice to provide executive officers with 24 months of financial planning assistance following a termination of employment by the company without cause, by the executive for good reason (as defined in the non-competition and non-solicitation agreements described below) or upon an executive’s disability and 30 months of financial planning assistance upon the executive’s death.  This practice will be continued only in the Compensation Committee’s discretion and, if continued, need not be applied uniformly to executive officers or other employees.

Payments to be Made Pursuant to Written Agreements With the Named Executive Officers

Confidentiality, Non-Solicitation and Non-Competition Agreements

In the confidentiality, non-solicitation and non-competition agreements, each named executive officer agrees, among other things, not to compete with the company or solicit any employee of the company after termination of executive’s employment.  The non-competition and non-solicitation periods are:

•                  Messrs. Gerber and Porges:  24 months

•                  Messrs. Conti, Crawford and Schlotterbeck:  12 months

In consideration of their agreements, the company has agreed to pay the executives the severance benefits described below upon a termination by the company (other than for cause) or upon a termination by the executive for good reason:

•                  Messrs. Gerber and Porges:  24 months base salary and health benefits continuation, a cash payment of $20,000, and benefits under the company’s severance plan

•                  Messrs. Conti, Crawford and Schlotterbeck:  12 months base salary and health benefits continuation, a cash payment of $20,000, and benefits under the company’s severance plan

Cause is defined for all executives as (i) a conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of executive’s duties, (ii) the executive’s willful and repeated failures to substantially perform his assigned duties, or (iii) a violation of any provision of the agreement or express significant policies of the company.

Good reason is defined for all executives as demotion or a reduction in annual base salary (other than a reduction of not more than 10% applicable to all senior officers of the company).  The executive must give notice of termination within 90 days after such event for it to qualify as a resignation for good reason.

Cash severance payments are payable in a lump sum six months after the executive’s termination and are conditioned upon the executive’s execution of a release of claims and compliance with the confidentiality, non-competition and non-solicitation covenants contained in the agreements.

Executive Alternative Work Arrangement

As part of the confidentiality, non-solicitation and non-competition agreements, each named executive officer was given the opportunity to elect to participate in an executive alternative work arrangement pursuant to which the executive will provide no less than 100 hours of service to the company for one year following the relinquishment of full-time status.  Messrs. Gerber, Porges and Conti elected to participate in the arrangement upon their cessation of full time status.  Mr. Schlotterbeck elected to not participate in the arrangement.  Under this arrangement, each participating executive has also agreed to be available for up to 300 additional hours of service upon request of the company.  In no event will an executive work more than 1,000 hours per year.  Once commenced, the executive alternative work arrangement will automatically renew annually for four years unless terminated by either party.

Notwithstanding an election to participate in the arrangement, participation is contingent on the individual being an executive officer in good standing with the company at the time of his or her move to part-time status.

In consideration for his or her agreement to provide services to the company under the arrangement, each participating executive will be paid at an established hourly rate for the first 400 hours of service and at a rate to be negotiated for all additional hours.  The executive will also receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by the company without cause, for five years:

•                  the right to purchase health benefits at 100% of the company’s premium rates during the term of arrangement and, under certain circumstances, to age 65;

•                  continuance of service credit for purposes of the executive’s medical savings account during the term of the arrangement only;

•                  reimbursement for monthly dues for one country club and one dining club;

•                  Blackberry (or its equivalent) service and reasonable access to the company’s Help Desk; and

•                  tax and financial planning services not to exceed $15,000.

Under the terms of the alternative work arrangement, the covenants as to non-competition and non-solicitation contained in the executive’s confidentiality, non-solicitation and non-competition agreements remain in effect throughout the alternative work arrangement and for a period of not less than 12 months (24 months for Mr. Gerber) after the termination of the arrangement.

Cause is defined for all executives as (i) commission of an act of moral turpitude, fraud, misappropriation or embezzlement in connection with the performance of executive’s duties, (ii) failure to substantially and/or satisfactorily perform assigned duties, or (iii) a violation of any provision of the agreement governing the arrangement or express significant policies of the company.

Change of Control Agreements

The company has entered into change of control agreements with each of the named executive officers.  Pursuant to these agreements, if within two years following a change of control (as defined below):

•                  the executive’s employment is terminated by the company other than for cause; or

•                  the executive terminates employment under circumstances that constitute good reason;

then, he or she will receive the following salary and benefits continuation:

•                  a cash payment equal to two times (three times for Messrs. Gerber and Porges) the executive’s annual base salary;

•                  a cash payment equal to two times (three times for Messrs. Gerber and Porges) the greater of the executive’s highest annual bonus earned for any of the five years prior to termination and the executive’s short-term incentive target for the year in which the change of control or termination occurs;

•                  continuation of health and life insurance benefits for 24 months (36 months for Messrs. Gerber and Porges);

•                  payment of the company match benefit and retirement contribution under the company’s 401(k) plan for 24 months (36 months for Messrs. Gerber and Porges) after termination; and

•                  a cash payment equal to $20,000.

If Messrs. Gerber or Porges terminate their employment during the 30-day period commencing on the one-year anniversary of the change of control and for any reason other than good reason, the salary and bonus payment multiples described above will be reduced from 300% to 150% and the benefit coverage periods will be reduced from 36 months to 18 months.

If the executive’s employment with the company is terminated within 24 months prior to the date on which a change of control (within the meaning of Section 409A of the Code) occurs either (i) by the company other than for cause or (ii) by the executive for good reason, and it is reasonably demonstrated by the executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the change of control, or otherwise arose in connection with or anticipation of the change of control, then the termination is deemed to have occurred upon a change of control and the executive will be entitled to benefits described above.

Cash severance payments are to be made in a lump sum six months after the executive’s termination and all other payments generally will be provided in accordance with the company’s standard payroll and reimbursement procedures.  The company may require that the executive deliver to the company a release of any and all claims the executive may have against the company in advance of receiving benefits under the change of control agreements.

Change of control under the change of control agreements has the same definition as under the LTIPs.

Cause under the agreements generally means:

•                  the willful and continued failure by the executive to substantially perform his or her duties with the company after written demand for substantial performance is delivered to the executive;

•                  the willful and continued engaging by the executive in conduct which is demonstrably and materially injurious to the company; and

•                  the breach by the executive of any of his or her covenants of confidentiality, non-competition and non-solicitation contained in the change of control agreements.

Good reason under the agreements generally means:

•                  the removal of the executive from the position he or she held immediately prior to the change of control (other than by death, disability or for cause);

•                  the assignment of duties inconsistent with the executive’s duties prior to the change of control or substantially negatively altering the nature or status of the executive’s responsibilities;

•                  a reduction in the overall compensation of the executive, subject to certain enumerated exceptions;

•                  the failure of the executive to receive an annual salary increase in an amount reasonably necessary to maintain salary comparability within the company’s industry;

•                  the relocation of the executive;

•                  a material reduction in specified benefits enjoyed by the executive;

•                  a material breach of the agreement by the company; and

•                  for Mr. Gerber, termination by the executive for any reason during the 30-day period commencing on the one-year anniversary of the change of control.

Each executive is entitled to a gross-up payment in the event that amounts payable under the change of control agreements would result in the executive incurring an excise tax on “parachute payments” as defined in Section 280G of the Code.  However, if the excise tax could be avoided by reducing the payments due under the agreement by an amount not to exceed 10% of the total “parachute payments” from any source, then the payments to the executive under the change of control agreement will be reduced to the extent necessary to avoid triggering the excise tax and, in that case, no gross-up payment would apply.

In exchange for the payments above, the named executive officers have agreed not to compete with the company and not to solicit the employees of the company for a period of 12 months following a termination of employment after a change of control of the company and to maintain the confidentiality of the company’s confidential information.

Executives receiving payments under the change of control agreements are not entitled to any payments or benefits under the confidentiality, non-solicitation and non-competition agreements.

Payments Triggered upon Hypothetical Termination of Employment or Change of Control on December 31, 2009

The tables below reflect the amount of compensation payable to each named executive officer upon a hypothetical termination of employment or change of control on December 31, 2009.  For purposes of this analysis, the company has assumed that any amount that is payable in the discretion of the Compensation Committee will be paid, that the amount paid will conform to any guidelines included in an applicable plan, and that amounts constituting benefits and perquisites will be paid at market rates. This assumption is not intended to be suggestive of the decision that the Compensation Committee will make in any actual circumstance.  The analysis below also assumes that each executive will take all action necessary or appropriate for such executive to receive the maximum available benefit, such as the execution of a release of claims or compliance with the covenants described above.  The change of control analyses below also assume that the executives were terminated within two years following a change of control and that Mr. Gerber and Mr. Porges did not terminate their employment during the 30-day period commencing on the one-year anniversary of the change of control.  The closing price of the company’s stock on December 31, 2009 ($43.92 per share) is used where payment amounts or values are dependent upon stock price.  Set forth below are additional assumptions that the company made in the tables below with respect to certain plans and arrangements.

2008 EPIP

In calculating the payments following a change of control in respect of the 2008 EPIP, the end of the performance period is assumed to have accelerated to December 31, 2009, and the payout was calculated using a payout multiple of .75X based on the company’s year-end TSR ranking and production sales revenues.

2007 Supply LTIP

The first sub-period under the 2007 Supply LTIP ended on December 31, 2008 with an increase in annual production sales revenues of 10% from 2006, which resulted in a 2.30X payout multiple for the first sub-period.  In calculating the payment in respect to the 2007 Supply LTIP following a change of control, the analysis below assumes that the Compensation Committee exercised discretion to terminate the second performance sub-period as of December 31, 2009, the natural end of such performance period.  The payout was based on the actual achievement of production sales revenues and efficiency improvements during the second performance period, which resulted in a 3.00X payout multiple.

2009 SVP

December 31, 2009 was the natural end of the performance period under the 2009 SVP.  Accordingly, in calculating the payments following a change of control in respect of the 2009 SVP, the payout was calculated using the actual payout multiple of 2.25X.

Executive STIP

December 31, 2009 was the natural end of the performance period under the Executive STIP.  Typically, benefits under the Executive STIP are not paid until January or February of the following year.  Each named executive officer’s actual 2009 non-equity incentive award under the Executive STIP is included in all termination scenarios below, other than termination for cause.  The company notes that such inclusion is reflective only of payments that may be made upon termination.  Because the actual 2009 payout under the Executive STIP exceeded the target payout, no additional payment was required as a result of the change of control.

Executive Alternative Work Arrangement

The analysis below assumes that when a participating named executive officer is terminated without cause or terminates his employment for good reason such executive officer receives payment for 100 hours of service.

Other Assumptions

For the purposes of the calculation of the amount due to each named executive officer in respect of the 280G excise tax gross-up, if any, the company assigned no value to the agreements of the named executive officers not to compete with the company, not to solicit the company’s employees and to maintain the confidentiality of the company’s information.  This approach reflects a conservative calculation of the 280G excise tax gross-up payable.  In fact, the company believes such agreements have substantial value, which would be determined at the time of termination of employment and would serve to decrease the actual 280G excise tax gross-up payable, if any, at the time of an actual termination of employment following a change of control.

Additionally, for purposes of the calculation of the 280G excise tax gross-up, the Company did not assign any acceleration value to either the 2009 SVP or the Executive STIP.  The 2009 SVP performance period ended on December 31, 2009 and as such there would have been no acceleration upon a change of control on that date.  The Executive STIP would result in an accelerated payment under 280G if target levels were not achieved on the date of the change of control.  Because the 2009 Executive STIP paid out at above target levels, there would have been no accelerated value for purposes of 280G upon a change of control at December 31, 2010.

For the purposes of the tables below, “good reason” is defined in the executive’s confidentiality, non-solicitation and non-competition agreement or change of control agreement, as applicable.  In all cases, “termination by executive without good reason” includes retirement.

The actual amounts to be paid to each named executive officer upon a termination of employment or a change of control may be determined only at the time of the termination of employment or a change of control.

The discussion above and the tables below do not address:

•                  vested company contributions and retirement match to the 401(k) plan;

•                  vested options (including options which vest on December 31, 2009) exercised following a termination of employment, including by death or disability, pursuant to the terms of the LTIPs or following the announcement of a change of control;

•                  distributions of amounts invested in the company’s Employee Stock Purchase Plans;

•                  life insurance in an amount equal to one times base salary;

•                  payments under the company’s long-term disability insurance policy; or

•                  similar payments;

as these amounts are entitlements of all employees regardless of termination of employment or change of control.

Murry S. Gerber

The following tables show the potential payments upon a termination of employment or a change of control of the company for Murry S. Gerber, Chairman and Chief Executive Officer.

Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	3,740,000	0	3,740,000	2,240,000	2,240,000	2,240,000
Cash Payment	20,000	0	20,000	0	0	0
Long-Term Incentives
2008 EPIP	99,888(1)	0	0	0	199,775(1)	199,775(1)
2009 SVP	13,851,000(2)	0	0	0	13,851,000(2)	13,851,000(2)
Restricted Stock
Unvested and Accelerated	156,432	0	0	0	156,432	156,432
Executive Alternative Work Arrangement Compensation:	161,258	0	161,258	161,258	0	0
Benefits and Perquisites:
Company Severance Benefit	317,308	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	39,073	0	31,970	0	0	0
Life Insurance Proceeds	0	0	0	0	750,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
Total	18,414,959	0	3,983,228	2,401,258	17,234,707	16,477,207

____________

(1)              Estimated payout includes 25% vesting in the case of termination by the company without cause and 50% vesting in the case of death or disability, of the base award plus dividends earned through December 31, 2009, multiplied by a performance factor of .75X.  Resulting awarded units are multiplied by $43.92 (the closing price of the company’s common stock on December 31, 2009).

(2)              Estimated payout includes 100% vesting of the base award in the case of termination by the company without cause, death or disability, plus dividends earned through December 31, 2009, multiplied by a performance factor of 2.25X.  Resulting awarded units are multiplied by $46.17 (the performance adjusted unit value at payout).

Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2009: 9,185 shares (including dividend reinvestment) of Mr. Gerber’s previously unvested restricted stock would vest (a value of $403,405); $399,551 would be paid under the 2008 EPIP; and $13,851,000 would be paid under the 2009 SVP.  In addition to such amounts, if his employment were to terminate following the change of control, Mr. Gerber would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	7,874,964	0	7,874,964	0	0	0
Cash Payment	20,000	0	20,000	0	0	0
Executive Alternative Work Arrangement Compensation:	161,258	0	161,258	161,258	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	151,200	0	151,200	0	0	0
Post -Termination Health Care/Insurance	47,955	0	47,955	0	0	0
Life Insurance Proceeds	0	0	0	0	750,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
280G Excise Tax and Income Tax	0	0	0	0	0	0
Gross-up/(Clawback)	0	0	0	0	0	0
Total	8,285,377	0	8,285,377	161,258	787,500	30,000

David L. Porges

The following tables show the potential payments upon a termination of employment or a change of control of the company for David L. Porges, President and Chief Operating Officer.

Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	2,163,200	0	2,163,200	1,123,200	1,123,200	1,123,200
Cash Payment	20,000	0	20,000	0	0	0
Long-Term Incentives
2008 EPIP	61,450(1)	0	0	0	122,899(1)	122,899(1)
2009 SVP	9,234,000(2)	0	0	0	9,234,000(2)	9,234,000(2)
Restricted Stock
Unvested and Accelerated	22,674	0	0	0	22,674	22,674
Executive Alternative Work Arrangement Compensation:	165,955	0	165,955	165,955	0	0
Benefits and Perquisites:
Company Severance Benefit	220,000	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	36,755	0	29,652	0	0	0
Life Insurance Proceeds	0	0	0	0	520,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
Total	11,954,034	0	2,408,807	1,289,155	11,060,273	10,532,773

(1)       Estimated payout includes 25% vesting in the case of termination by the company without cause and 50% vesting in the case of death or disability, of the base award plus dividends earned through December 31, 2009, multiplied by a performance factor of .75X.  Resulting awarded units are multiplied by $43.92 (the closing price of the company’s common stock on December 31, 2009).

(2)       Estimated payout includes 100% vesting of the base award in the case of termination by the company without cause, death or disability, plus dividends earned through December 31, 2009, multiplied by a performance factor of 2.25X.  Resulting awarded units are multiplied by $46.17 (the performance adjusted unit value at payout).

Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2009: 2,065 shares (including dividend reinvestment) of Mr. Porges’ previously unvested restricted stock would vest (a value of $90,695); $245,799 would be paid under the 2008 EPIP; and $9,234,000 would be paid under the 2009 SVP. In addition to such amounts, if his employment were to terminate following the change of control, Mr. Porges would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	6,000,000	0	6,000,000	0	0	0
Cash Payment	20,000	0	20,000	0	0	0
Executive Alternative Work Arrangement Compensation:	165,955	0	165,955	165,955	0	0
Benefits and Perquisites:					0	0
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	74,250	0	74,250	0	0	0
Post -Termination Health Care/Insurance	44,478	0	44,478	0	0	0
Life Insurance Proceeds	0	0	0	0	520,000	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
280G Excise Tax and Income Tax	0	0	0	0	0	0
Gross-up/(Clawback)	0	0	0	0	0	0
Total	6,334,683	0	6,334,683	165,955	557,500	30,000

Philip P. Conti

The following tables show the potential payments upon a termination of employment or a change of control of the company for Philip P. Conti, Senior Vice President and Chief Financial Officer.

Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	900,700	0	900,700	550,000	550,000	550,000
Cash Payment	20,000	0	20,000	0	0	0
Long-Term Incentives
2008 EPIP	37,330(1)	0	0	0	74,660(1)	74,660(1)
2009 SVP	1,662,120(2)	0	0	0	1,662,120(2)	1,662,120(2)
Executive Alternative Work Arrangement Compensation:	139,251	0	139,251	139,251	0	0
Benefits and Perquisites:
Company Severance Benefit	175,350	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	20,613	0	13,510	0	0	0
Life Insurance Proceeds	0	0	0	0	350,700	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
Total	2,985,364	0	1,103,461	689,251	2,674,980	2,316,780

(1)       Estimated payout includes 25% vesting in the case of termination by the company without cause and 50% vesting in the case of death or disability, of the base award plus dividends earned through December 31, 2009, multiplied by a performance factor of .75X.  Resulting awarded units are multiplied by $43.92 (the closing price of the company’s common stock on December 31, 2009).

(2)       Estimated payout includes 100% vesting of the base award in the case of termination by the company without cause, death or disability, plus dividends earned through December 31, 2009, multiplied by a performance factor of 2.25X.  Resulting awarded units are multiplied by $46.17 (the performance adjusted unit value at payout).

Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2009: $149,320 would be paid under the 2008 EPIP; and $1,662,120 would be paid under the 2009 SVP.  In addition to such amounts, if his employment were to terminate following the change of control, Mr. Conti would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,901,400	0	1,901,400	0	0	0
Cash Payment	20,000	0	20,000	0	0	0
Executive Alternative Work Arrangement Compensation:	139,251	0	139,251	139,251	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	19,026	0	19,026	0	0	0
Post -Termination Health Care/Insurance	27,020	0	27,020	0	0	0
Life Insurance Proceeds	0	0	0	0	350,700	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
280G Excise Tax and Income Tax	0	0	0	0	0	0
Gross-up/(Clawback)	0	0	0	0	0	0
Total	2,136,697	0	2,136,697	139,251	388,200	30,000

Randall L. Crawford

The following tables show the potential payments upon a termination of employment or a change of control of the company for Randall L. Crawford, Senior Vice President.

Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,000,700	0	1,000,700	650,000	650,000	650,000
Cash Payment	20,000	0	20,000	0	0	0
Long-Term Incentives
2007 Supply LTIP	716,445(1)	0	0	0	716,445(1)	716,445(1)
2009 SVP	1,892,970(2)				1,892,970(2)	1,892,970(2)
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	175,350	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	20,613	0	13,510	0	0	0
Life Insurance Proceeds	0	0	0	0	350,700	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
Total	3,856,078	0	1,064,210	650,000	3,647,615	3,289,415

(1)       Estimated payout includes 100% vesting of the awards for second performance sub-period in case of termination by the company without cause or as a result of death or disability, multiplied by a performance factor of 2.90X.  Resulting awards are multiplied by $43.92 (the closing price of the company’s common stock on December 31, 2009).

(2)       Estimated payout includes 100% vesting of the base award in the case of termination by the company without cause, death or disability, plus dividends earned through December 31, 2009, multiplied by a performance factor of 2.25X.  Resulting awarded units are multiplied by $46.17 (the performance adjusted unit value at payout).

Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2009: $741,150 would be paid under the 2007 Supply LTIP; and $1,892,970 would be paid under the 2009 SVP.  In addition to such amounts, if his employment were to terminate following the change of control, Mr. Crawford would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	2,101,400	0	2,101,400	0	0	0
Cash Payment	20,000	0	20,000	0	0	0
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	28,926	0	28,926	0	0	0
Post -Termination Health Care/Insurance	27,020	0	27,020	0	0	0
Life Insurance Proceeds	0	0	0	0	350,700	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
280G Excise Tax and Income Tax	0	0	0	0	0	0
Gross-up/(Clawback)	0	0	0	0	0	0
Total	2,207,346	0	2,207,346	0	388,200	30,000

Steven T. Schlotterbeck

The following tables show the potential payments upon a termination of employment or a change of control of the company for Steven T. Schlotterbeck, Vice President.

Termination other than Following a Change of Control

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	1,000,700	0	1,000,700	650,000	650,000	650,000
Cash Payment	20,000	0	20,000	0	0	0
Long-Term Incentives
2007 Supply LTIP	1,140,185(1)	0	0	0	1,140,185(1)	1,140,185(1)
2009 SVP	1,292,760(2)	0	0	0	1,292,760(2)	1,292,760(2)
Restricted Stock Unvested and Accelerated	11,408	0	0	0	11,408	11,408
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	175,350	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care/Insurance	20,613	0	13,510	0	0	0
Life Insurance Proceeds	0	0	0	0	350,700	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
Total	3,691,016	0	1,064,210	650,000	3,482,553	3,124,353

(1)       Estimated payout includes 100% vesting of the awards for first and second performance sub-periods in case of termination by the company without cause or as a result of death or disability, multiplied by a performance factor of 2.70X.  Resulting awards are multiplied by $43.92 (the closing price of the company’s common stock on December 31, 2009).

(2)       Estimated payout includes 100% vesting of the base award in the case of termination by the company without cause, death or disability, plus dividends earned through December 31, 2009, multiplied by a performance factor of 2.25X.  Resulting awarded units are multiplied by $46.17 (the performance adjusted unit value at payout).

Payments Following a Change of Control

Upon the occurrence of a change of control at December 31, 2009: 1,039 shares (including dividend reinvestment) of Mr. Schlotterbeck’s previously unvested restricted stock would vest (a value of $45,633); $1,292,760 would be paid under the 2009 SVP; and $1,152,510 would be paid under the 2007 Supply LTIP.  In addition to such amounts, if his employment were to terminate following the change of control, Mr. Schlotterbeck would also be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary and Short-Term Incentives	2,101,400	0	2,101,400	0	0	0
Cash Payment	20,000	0	20,000	0	0	0
Executive Alternative Work Arrangement Compensation:	0	0	0	0	0	0
Benefits and Perquisites:
Company Severance Benefit	0	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post -Termination Health Care/Insurance	27,020	0	27,020	0	0	0
Life Insurance Proceeds	0	0	0	0	350,700	0
Financial Planning	30,000	0	30,000	0	37,500	30,000
Outplacement	0	0	0	0	0	0
280G Excise Tax and Income Tax	0	0	0	0	0	0
Gross-up/(Clawback)	(83,332)	0	(83,332)	0	0	0
Total	2,095,088	0	2,095,088	0	388,200	30,000

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the company’s accounting and financial reporting process and to oversee the qualifications, independence and performance of the company’s independent registered public accounting firm.  The Audit Committee’s charter guides our duties and responsibilities.  The Audit Committee charter was amended during 2009.  A copy of the charter is available on the company’s website at www.eqt.com.  As set forth in the charter, management is responsible for the internal controls and financial reporting process of EQT Corporation.  The independent registered public accounting firm is responsible for expressing opinions on the conformity of EQT Corporation’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.  Our responsibility includes monitoring and overseeing these processes.

Our Committee is comprised of four non-employee, independent members of the Board of Directors.  No member currently serves on more than one other public company audit committee.  The Board of Directors has determined that James W. Whalen is an audit committee financial expert, as that term is defined by the Securities and Exchange Commission.  In addition, the Board has determined that each of the other members of the Audit Committee is financially literate. The members of our Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to below do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company’s auditors are in fact “independent.”

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2009 and management’s assessment of the effectiveness of the company’s internal control over financial reporting, with the management of EQT Corporation.  We have discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T and such other matters as we have deemed to be appropriate.  We also have received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP that firm’s independence from management and the company.  We also reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services.  In doing so, we considered whether the provision of non-audit services to the company was compatible with maintaining their independence.

Based on the reports and discussions above, we recommended to the Board of Directors that the financial statements be included in the EQT Corporation 2009 Annual Report on Form 10-K.

This report has been furnished by the Audit Committee of the Board of Directors.

James W. Whalen, Chair

Vicky A. Bailey

Philip G. Behrman, Ph.D.

Barbara S. Jeremiah

ITEM NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the proxy card)

The Audit Committee has reappointed Ernst & Young LLP as the company’s independent registered public accounting firm (an “independent accounting firm”) to examine the consolidated financial statements of the company and its subsidiaries for the calendar year 2010.  Ernst & Young LLP (including its predecessor) has acted as an independent accounting firm for the company since 1950.  Although shareholder approval is not required for the appointment of an independent accounting firm, the Audit Committee believes the shareholders should participate as a matter of good corporate practice.  If the shareholders fail to ratify the selection, it will be considered as a direction to the Board to consider the appointment of another independent accounting firm for the following year.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed by Ernst & Young LLP during 2009 and 2008:

	2009	2008
Audit Fees	$1,384,952	$1,489,000
Audit-Related Fees(1)	$163,162	$220,500
Tax Fees(2)	$0	$30,000
All Other Fees	$0	$0
Total	$1,548,114	$1,739,500

(1)      Includes fees for audits of employee benefit plans and subsidiary attest engagements and, for 2009, also includes fees for access to on-line accounting literature.

(2)      Includes fees for tax advisory services.

The Audit Committee has adopted a Policy Relating to Services of Independent Auditors under which the company’s independent accounting firm is not allowed to perform any service which may have the effect of jeopardizing the independent accounting firm’s independence.  Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

•                                          Bookkeeping or other services related to the accounting records or financial statements

•                                          Financial information systems design and implementation

•                                          Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•                                          Actuarial services

•                                          Internal audit outsourcing services

•                                          Management functions

•                                          Human resources functions

•                                          Broker-dealer, investment adviser or investment banking services

•                                          Legal services

•                                          Expert services unrelated to the audit

•                                          Prohibited tax services

All audit and permitted non-audit services must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate permitted non-audit services fees will be less than $75,000.  The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings.

In 2009, 100% of the professional fees reported as audit-related fees, tax fees and all other fees were pre-approved pursuant to the above policy.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

Shareholder Proposals

Shareholders have indicated their intention to present at the Annual Meeting the following proposals for consideration and action by the shareholders.  If the shareholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the annual meeting of shareholders.  The shareholder resolutions and proposals, for which the company and the Board accept no responsibility, are set forth below.  Your Board of Directors recommends that you vote AGAINST both of these shareholder proposals for the reasons noted in the company’s opposition statements following each shareholder proposal.

ITEM NO. 3 – SHAREHOLDER PROPOSAL: DIRECTOR ELECTION
MAJORITY VOTE STANDARD

(Item No. 3 on the proxy card)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, owner of 2,003 shares of the company’s common stock, has given notice that it intends to present for action at the annual meeting the following resolution:

Resolved:  That the shareholders of EQT Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.  EQT Corporation presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation.  Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election.  However, EQT has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.  The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform.  The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard.  With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election.  A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director.  We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

___________________ End of Shareholder Proposal ___________________

Your Company’s Opposition Statement

Your Board of Directors recommends that you vote AGAINST this proposal. The Board believes that approval of the proposed resolution would not be in the best interests of the company or its shareholders for the following reasons:

The majority voting by-law and resignation policy (collectively “the majority voting policy”) adopted by your Board of Directors in 2006 has the same practical effect as the proposed majority voting structure.

Under the company’s majority voting by-law, each director nominee is required to submit an irrevocable conditional resignation in advance of any election.  Such resignation is effective if the nominee receives a greater number of “withheld” votes than “for” votes in an uncontested election.  In that event, within 90 days after the certification of the election, the Board of Directors must decide, without participation by the interested nominee, whether to accept the tendered resignation. In addition, the Board must explain its decision in a promptly filed Form 8-K.

In all circumstances, save one, the outcome of an election at which a nominee receives more “withhold” votes than “for” votes is the same under the proponent’s approach as it is under our majority voting policy approach – the Board is asked to consider whether to accept a previously submitted conditional resignation.  Moreover, perhaps ironically, the one exception to the general rule is a circumstance in which a non-incumbent nominee, almost certainly a shareholder nominee, would actually be disfavored for failure to receive a majority vote.  By way of explanation, under state law the company may not force an incumbent director who fails to receive a majority vote to leave the Board until his or her successor is elected, unless the director submits a conditional resignation in advance of the election.  The triggering of a conditional resignation places the company in the same position under the proponent’s approach as under the existing majority voting policy – with the Board determining whether to accept the director’s resignation.  Only if a non-incumbent nominee receives more “withhold” votes than “for” votes would a different result occur.  In such cases, the nominee is not elected and, because he is not an incumbent, is not entitled to office.  Under our majority voting policy in such cases, the nominee would have been elected to office but the board would be asked to consider whether to accept the individual’s previously submitted conditional resignation.  As a practical matter, only shareholder-proposed nominees are likely to be non-incumbent nominees.

The proposal could result in undue advantage to single interest shareholders.

Under the proposed standard, activist shareholders holding large but temporary positions without the company’s long-term interest in mind could withhold enough votes to defeat a Board nominee. Affording activist shareholders such leverage could deter competent candidates from accepting nominations and substantially increase the company’s costs for routine elections.

The proposal is premature.

The legal community, shareholder advocates, governance experts, public companies and the Congress of the United States continue to debate the pros and cons of majority voting.  We believe that our majority voting policy is the appropriate position pending a consensus in this area and a greater understanding of the consequences of adoption.  We have been monitoring, and we will continue to monitor, developments on this topic.

For the reasons stated above, the Board of Directors recommends that you vote AGAINST this proposal.

ITEM NO. 4 – SHAREHOLDER PROPOSAL: SUSTAINABILITY
REPORT/CLIMATE CHANGE DISCLOSURE

Matthew A. Roth, 60 29th Street #409, San Francisco, CA 94110, owner of 400 shares of the company’s common stock, and The Harris and Frances Block Foundation, Inc., 491 Ennis Hill Road, Marshfield, VT 05658, owner of 960 shares of the company’s common stock, have each given notice that it intends to present for action at the annual meeting the following resolution:

(Item No. 4 on the proxy card)

Whereas:  Sustainable business includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.”  (Dow Jones Sustainability Group)

We believe reporting on environmental, social, and governance (ESG) business practices makes a company more responsive to the global business environment, one with finite natural resources, shifting legislation, and changing public expectations of corporate behavior.  Reporting also helps companies gain strategic value from existing corporate social responsibility efforts, identify gaps and opportunities, develop companywide communications, publicize innovative practices, and receive feedback.

The Carbon Disclosure Project (CDP), representing 475 institutional investors globally with $55 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs.  The 2009 response rate to the CDP for the S&P and the Global 500 was 66% and 82%, respectively.

Furthermore, according to a 2008 KPMG report on sustainability reporting, of the 250 Global Fortune companies, 79% produce reports compared to 52% in 2005.  Of the 100 top U.S. companies by revenue, 73% produce reports compared to 32% in 2005.  Increasingly, companies are joining this trend, identifying ESG factors relevant to their business, and addressing them strategically through sustainability programs and reports.

In contrast, EQT does not report on its sustainability efforts and does not outline in any detail its greenhouse gas emissions data or reduction plans.  Transparency on climate change is particularly crucial, as it is one of the most financially significant environmental issues currently facing investors.  Critical ESG considerations for companies within the energy sector include environmental impact, occupational safety and health, community relations, and human rights, as these areas can pose significant regulatory, legal, reputational, and financial risks to business.  We believe that EQT has a positive story to tell and benefits from understanding the risks and opportunities of various sustainability issues.

Resolved:  Shareholders request that the Board of Directors issue a sustainability report describing the company’s ESG performance and goals, along with specific information on greenhouse gas emissions and management plans for their reduction.  The report will be prepared at reasonable cost, omitting proprietary information, to be available to investors by October 1, 2010.

Supporting Statement:  We encourage EQT to use the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (G3) to prepare the report, and to use the Carbon Disclosure Project (CDP) as a means to specifically report on its greenhouse gas emissions and reduction efforts.  The GRI (www.globalreporting.org) comprises international representatives from business, and environmental, human rights, and labor organizations.  The G3 provide guidance on report content, addressing, among other issues, direct economic impacts, environmental performance, international labor standards, human rights policies, and product responsibility.  The Guidelines provide a flexible reporting system that allows companies to report incrementally over time.

___________________ End of Shareholder Proposal ___________________

Your Company’s Opposition Statement

Your Board of Directors recommends that you vote AGAINST this proposal.  As a 120-year-old company, the company has a major impact on the regions where we do business. We strive to conduct business as a good corporate citizen, contributing to the economy, environment and citizens in the Appalachian Basin — Kentucky, Pennsylvania, Virginia, and West Virginia while supplying energy, maintaining an exemplary safety record and providing a rewarding bottom line for our investors.

The Global Reporting Initiative’s Sustainability Reporting Guidelines are forty-four pages of vague, confusing detail. Both the proponent and the Global Reporting Initiative tout the flexibility of the guidelines, but such “flexibility” only serves to make it even more difficult to determine how to construct and prepare a sustainability report that would be satisfactory to the proponent and, more importantly, beneficial to our shareholders as a whole. At the same time, adoption of the proponent’s resolution will require an extraordinary amount of the company’s time, effort and money and would divert valuable resources from where they are most needed, i.e. continuing our strong commitment to safety and the environment, improving our technologies and increasing production to increase shareholder return.

The Board of Directors recommends that you vote AGAINST this proposal.

ADDITIONAL INFORMATION

Other Matters

No matters other than those listed in the notice of meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting.  However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

2009 Annual Report on Form 10-K

The Annual Report on Form 10-K for the year ended December 31, 2009 is enclosed with this proxy statement.

The Report of the Audit Committee on page 75 and the Report of the Compensation Committee on page 49 are not soliciting material, are not deemed to be filed with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

APPENDIX A

Towers Watson US CDB General Industry Database

3Com Corp	DRS Technologies Inc	NYSE Euronext Inc
ABM Industries Inc	EnerSys Inc	P.H. Glatfelter Co
Aéropostale Inc	Five Star Quality Care Inc	Pall Corp
Airgas Inc	FMC Corp	Paychex Inc
Allegheny Energy Inc	Forest Laboratories Inc	PerkinElmer Inc
American Water Works Co Inc	Genzyme Corp	Phillips-Van Heusen Corp
Amerigas Partners LP	GFI Group Inc	Polo Ralph Lauren Corp
AMETEK Inc	Hospitality Properties Trust	Radian Group Inc
Analog Devices Inc	Hovnanian Enterprises Inc	Scholastic Corp
Annaly Capital Management Inc	IAC/InterActiveCorp	Scientific Games Corp
AnnTaylor Stores Corp	Icahn Enterprises L.P.	Sealed Air Corp
Asbury Automotive Group Inc	IDT Corp	Sepracor Inc
Beacon Roofing Supply Inc	International Flavors & Fragrances Inc	Sirius XM Radio Inc
Biogen Idec Inc	Iron Mountain Inc	SL Green Realty Corp
BioScrip Inc	J. Crew Group Inc	Suburban Propane Partners LP
Black Box Corp	JetBlue Airways Corp	Teleflex Inc
Boston Properties Inc	Kennametal Inc	Teradyne Inc
Buckeye Partners LP	Kimco Realty Corp	Toll Brothers Inc
C.R. Bard Inc	Knight Capital Group Inc	Triumph Group Inc
CA Inc	M&T Bank Corp	Universal American Corp
Cabot Corp	Mastercard Inc	Virgin Mobile USA Inc
Carpenter Technology Corp	Millipore Corp	Volt Information Sciences Inc
Celgene Corp	Moody’s Corp	Vornado Realty Trust
Cephalon Inc	MSC Industrial Direct Co Inc	Warner Music Group Corp
Church & Dwight Co Inc	NASDAQ OMX Group Inc (The)	Waters Corp
Coach Inc	National Fuel Gas Co	Watts Water Technologies Inc
CONSOL Energy Inc	NBTY Inc	Weight Watchers International Inc
Curtiss-Wright Corp	New Jersey Resources Corp	Westinghouse Air Brake Technologies Corp
Cytec Industries Inc	New York Times Co	Wyndham Worldwide Corp
Dress Barn Inc	NSTAR

A-1

APPENDIX B

Financial Metrics for Certain Comparator Companies

	In Millions
Company	2008 Net Income	Market Cap (12/31/2009)	2008 Revenue	2008 Return on Capital
Atlas Energy Resources LLC	142.8	NA	787.4	11.4%
Cabot Oil & Gas Corporation	211.3	4,518.3	942.7	11.5%
Chesapeake Energy Corporation	723.0	16,762.7	11,629.0	3.4%
CNX Gas Corporation	239.1	4,457.1	776.1	18.4%
El Paso Corporation	(823.0)	6,893.5	5,363.0	NA
Enbridge Inc.	1,252.1	18,317.2	15,213.3	9.7%
Energen Corporation	321.9	3,358.0	1,568.9	15.1%
EOG Resources, Inc.	2,436.9	24,554.2	6,386.5	25.9%
EXCO Resources, Inc.	(1,733.5)	4,493.9	1,490.3	NA
Markwest Energy Partners LP	208.1	1,939.6	1,060.7	17.1%
MDU Resources Group, Inc.	293.7	4,430.9	5,003.3	8.3%
National Fuel Gas Company	268.7	4,028.0	2,400.4	7.5%
ONEOK Inc.	311.9	4,701.7	16,157.4	9.3%
Penn Virginia Corporation	124.2	966.3	1,189.4	10.3%
Petroleum Development Corporation	113.3	350.1	481.2	17.1%
Questar Corporation	683.8	7,248.4	3,465.1	15.8%
Range Resources Corporation	351.0	7,863.0	1,231.1	11.6%
REX Energy Corporation	(48.7)	441.8	84.1	NA
Sempra Energy	1,123.0	13,795.9	10,758.0	8.3%
Southern Union Company	295.2	2,816.4	3,070.2	7.6%
Southwestern Energy Company	567.9	16,643.2	2,311.6	19.9%
Spectra Energy Corporation	1,129.0	13,265.0	5,074.0	9.9%
Transcanada Corporation	1,358.1	24,743.0	8,128.5	7.6%
The Williams Companies, Inc.	1,418.0	12,292.4	11,890.0	12.2%
XTO Energy Inc.	1,912.0	27,003.1	7,695.0	10.2%

50th Percentile	303.5	5,750.0	2,735.3	10.3%

EQT Corporation	255.6	5,750.0	1,576.5	9.8%
EQT Percentile Rank	36%	50%	40%	36%

Source:  Bloomberg (March 2, 2010)

B-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. EQTCorporation If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 69028 FOLD AND DETACH HERE Please mark your votes as indicated in this example X The Board of Directors recommends a vote FOR Items 1 and 2. The Board of Directors recommends a vote AGAINST Items 3 and 4. FOR WITHHELD *EXCEPTIONS FOR AGAINST ABSTAIN 1. Election of Directors – If you plan to attend the annual meeting on April 21, 2010, you must Term expiring 2013 3. Shareholder proposal obtain an admission ticket by checking the box below and returning the Proxy Card or by writing to the Corporate Secretary of EQT regarding a majority vote Nominees: Corporation at the following address: EQT Plaza, 625 Liberty standard in director 01 Vicky A. Bailey 02 Murry S. Gerber elections Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222. Seating is limited and will be offered on a “first come, first served” basis. 03 George L. Miles, Jr. FOR AGAINST ABSTAIN Shareholders must present a form of photo identification, such as a 04 James W. Whalen driver’s license, in order to be admitted to the annual meeting. No (INSTRUCTIONS: To withhold authority to vote for any individual cameras, recording equipment, large bags or packages will be 4. Shareholder proposal permitted in the annual meeting. nominee, mark the “Exceptions” box and write that nominee’s regarding sustainability name in the space provided below.) report/climate change *Exceptions __________________________________________ disclosure FOR AGAINST ABSTAIN INTERNEThttp://www.proxyvoting.com/eqtUsetheInternettovoteyourproxy. Haveyourproxycardinhandwhenyouaccessthewebsite. OR TELEPHONE1-866-540-5760Useanytouch-tonetelephonetovoteyourproxy.Haveyourproxycardinhandwhenyoucall. 2. Ratify Appointment of Ernst & This proxy when properly executed will be voted in the manner Young LLP as independent directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees in Item 1 above, FOR the registered public accountants ratification of the independent registered public accountants in Item 2 above, AGAINST the Shareholder proposal regarding a majority vote standard in director elections in Item 3 above, and AGAINST the Shareholder proposal regarding sustainability report/climate change disclosure in Item 4 above. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer. THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.

EQT CORPORATION ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, APRIL 21, 2010 10:30 A.M. EQT PLAZA 625 Liberty Avenue Pittsburgh, PA YOUR VOTE IS IMPORTANT! You can vote by Internet, telephone or mail. See the instructions on the other side of this proxy card. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. To view the 2009 Form 10-K and Proxy Statement and form of Proxy Card on the Internet, go to: http://bnymellon.mobular.net/bnymellon/eqt FOLD AND DETACH HERE EQT CORPORATION 625 LIBERTY AVENUE, SUITE 1700, PITTSBURGH, PA 15222 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY Kimberly L. Sachse and Nicole H. King are each hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 21, 2010, at 10:30 a.m. local time, in the EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR the ratification of Ernst & Young LLP as independent registered public accountants, AGAINST the shareholder proposal regarding a majority vote standard in director elections and AGAINST the shareholder proposal regarding sustainability report/climate change disclosure. The proxies will vote in their discretion on such other matters that may properly come before the meeting. A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR the ratification of Ernst & Young LLP as independent registered public accountants, AGAINST the shareholder proposal regarding a majority vote standard in director elections and AGAINST the shareholder proposal regarding sustainability report/climate change disclosure. Please sign and date on the reverse side and return the proxy card promptly using the enclosed envelope. /AddressChangeComments(Markthecorrespondingboxonthereverseside) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WO# 69028